UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
___________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
BLUE OWL CAPITAL INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
April 26, 2024
Dear Stockholder,
You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Owl Capital Inc. (“Blue Owl” or the “Company”) to be held on June 13, 2024, at 9:30 a.m. Eastern Time, virtually at www.virtualshareholdermeeting.com/OWL2024. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.
The agenda for the Annual Meeting includes:
•the election of Class III Directors for three-year terms expiring in 2027 (Proposal 1); and
•the ratification of KPMG LLP as our independent registered public accounting firm for our 2024 fiscal year (Proposal 2); and
•the approval of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan (Proposal 3).
The board of directors (the “Board”) recommends a vote FOR the election of each of the director nominees listed herein, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and FOR the approval of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan.
Your interest in the Company and your vote are important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. All stockholders should participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card. Instructions for voting can be found on your notice of internet availability or proxy card. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2024, you must enter the control number found on your proxy card, voting instruction form or Notice (as defined below). You may vote during the Annual Meeting by following the instructions available on the meeting website.
If you hold shares of the Company’s common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares, or obtain a proxy in your name from your broker, bank or other nominee.
On behalf of the Company and our Board, I would like to express our appreciation for your ongoing interest in Blue Owl.
Sincerely,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 13, 2024

TIME	9:30 a.m. Eastern Time
VIRTUAL MEETING DETAILS	www.virtualshareholdermeeting.com/OWL2024
ITEMS OF BUSINESS	(1)
To elect the existing Class III Directors for three-year terms expiring at the 2027 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our 2024 fiscal year (Proposal 2).
	(3)	To approve the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan (Proposal 3).
	(4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on April 19, 2024.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling (800) 690-6903, or to complete and return a proxy card (no postage is required).

The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2024, you must enter the control number found on your proxy card, voting instruction form or notice. You may vote during the Annual Meeting by following the instructions available on the meeting website.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 13, 2024: As permitted by rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2023 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.
By Order of the Board of Directors,

/s/ Neena A. Reddy
Neena A. Reddy
General Counsel and Secretary
New York, New York
April 26, 2024

SELECTED DEFINITIONS

Annual Report	Refers to our annual report filed with the SEC on Form 10-K on February 23, 2024.

our BDCs	Refers to our business development companies, as regulated under the Investment Company Act of 1940, as amended: Blue Owl Capital Corporation (NYSE: OBDC), Blue Owl Capital Corporation II, Blue Owl Capital Corporation III (NYSE: OBDE), Blue Owl Technology Finance Corp., Blue Owl Technology Finance Corp. II, Blue Owl Credit Income Corp. and Blue Owl Technology Income Corp.

Blue Owl, the Company, the firm, we, us, and our	Refers to the Registrant and its consolidated subsidiaries.

Blue Owl Carry	Refers to Blue Owl Capital Carry LP.

Blue Owl GP	Refers collectively to Blue Owl Capital GP Holdings LLC and Blue Owl Capital GP LLC, which are directly or indirectly wholly owned subsidiaries of the Registrant that hold the Registrants interests in the Blue Owl Operating Partnerships.

Blue Owl Holdings	Refers to Blue Owl Capital Holdings LP.

Blue Owl Operating Group Units	Refers collectively to a unit in each of the Blue Owl Operating Partnerships.

Blue Owl Operating Partnerships	Refers collectively to Blue Owl Carry and Blue Owl Holdings.

Business Combination	Refers to the transactions contemplated by the business combination agreement dated as of December 23, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among Altimar Acquisition Corporation, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC, which transactions were completed on May 19, 2021.

Class A Shares	Refers to the Class A common stock, par value $0.0001 per share, of the Registrant.

Class B Shares	Refers to the Class B common stock, par value $0.0001 per share, of the Registrant.

Class C Shares	Refers to the Class C common stock, par value $0.0001 per share, of the Registrant.

Class D Shares	Refers to the Class D common stock, par value $0.0001 per share, of the Registrant.

Class E Shares	Refers to the Class E common stock, par value $0.0001 per share, of the Registrant. There are no longer any Class E Shares issued or outstanding.

Credit	Refers to our Credit platform that offers private credit solutions to middle-market companies through our investment strategies: diversified lending, technology lending, first lien lending, opportunistic lending. Our Credit platform also includes our adjacent investment strategy, liquid credit, which focuses on the management of collateralized loan obligations (“CLOs”), and other investment strategies (e.g. strategic equity and healthcare opportunities).

Credit Advisers	Refers to Blue Owl Credit Advisors LLC (f/k/a Owl Rock Capital Advisors LLC), Blue Owl Credit Private Fund Advisors LLC (f/k/a Owl Rock Capital Private Funds Advisors LLC), Blue Owl Diversified Credit Advisors LLC (f/k/a Owl Rock Diversified Advisors LLC), Blue Owl Technology Credit Advisors LLC (f/k/a Owl Rock Technology Advisors LLC), Blue Owl Technology Credit Advisors LLC II (f/k/a Owl Rock Technology Advisors II, LLC), Blue Owl Strategic Equity Advisors LLC, Blue Owl Strategic Equity Partners Advisors LLC and Blue Owl Healthcare Opportunities Advisors LLC, each of which is registered as an investment adviser with the SEC.

Financial Statements	Refers to our consolidated and combined financial statements included in our Annual Report.

GP Strategic Capital	Refers to our GP Strategic Capital platform that primarily focuses on acquiring equity stakes in, and providing debt financing to, large, multi-product private equity and private credit firms through two existing investment strategies: GP minority stakes and GP debt financing, and also includes our professional sports minority stakes strategy.

Neuberger	Refers to Neuberger Berman Group LLC, a Delaware limited liability company.

NYSE	Refers to the New York Stock Exchange.

Oak Street	Refers to the investment advisory business of Blue Owl Real Estate Capital LLC (f/k/a Oak Street Real Estate Capital, LLC) that was acquired in the Oak Street Acquisition.

Oak Street Acquisition	Refers to the acquisition of Oak Street completed on December 29, 2021.

Our products	Refers to the products that we manage, including our BDCs, private funds, CLOs, managed accounts and real estate investment trusts.

Owl Rock	Refers collectively to the combined businesses of Owl Rock Capital Group LLC and Blue Owl Securities LLC (f/k/a Owl Rock Capital Securities LLC), which was the predecessor of Blue Owl for accounting and financial reporting purposes.

Principals
Refers to our founders and senior members of management who hold, or in the future may hold, Class B Shares and Class D Shares. Class B Shares and Class D Shares collectively represent 80% of the total voting power of all shares.

Real Estate	Refers, unless context indicates otherwise, to our Real Estate platform that primarily focuses on providing investors with predictable current income, and potential for appreciation, while focusing on limiting downside risk through a unique net lease strategy.

Registrant	Refers to Blue Owl Capital Inc.

SEC	Refers to the U.S. Securities and Exchange Commission.

Tax Receivable Agreement or TRA	Refers to the Amended and Restated Tax Receivable Agreement, dated as of October 22, 2021, as amended by Amendment No. 1 to Amended and Restated Tax Receivable Agreement, dated as of February 21, 2024, as may be further amended from time to time by and among the Registrant, Blue Owl Capital GP LLC, the Blue Owl Operating Partnerships and each of the Partners (as defined therein) party thereto.

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS
The board of directors (the “Board”) of Blue Owl Capital Inc., a Delaware corporation (the “Company,” “Blue Owl,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on June 13, 2024, beginning at 9:30 a.m. Eastern Time electronically at www.virtualshareholdermeeting.com/OWL2024, and at any adjournment or postponement thereof. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2024, you must enter the control number found on your proxy card, voting instruction form or notice. You may vote during the Annual Meeting by following the instructions available on the meeting website. As permitted by the rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 26, 2024. For those stockholders receiving paper materials, it is also anticipated that we will begin mailing this proxy statement, the proxy card and our 2023 Annual Report on Form 10-K on or about April 26, 2024. The information regarding stock ownership and other matters in this proxy statement is as of April 19, 2024, unless otherwise indicated.
What may I vote on?
You may vote on the following proposals:
•the election of directors for three-year terms expiring at the 2027 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified, or until their earlier resignation or removal (“Proposal 1”);
•the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2024 fiscal year (“Proposal 2”); and
•the approval of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan (“Proposal 3”).
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2024 FISCAL YEAR AND FOR THE APPROVAL OF THE AMENDED AND RESTATED BLUE OWL CAPITAL INC. 2021 EQUITY INCENTIVE PLAN.

Who may vote?
Stockholders of record of our Class A Shares, Class B Shares, Class C Shares and Class D Shares are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. The Record Date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 19, 2024 (the “Record Date”). As of the Record Date, there were 500,879,131 Class A Shares outstanding, zero Class B Shares outstanding, 611,908,856 Class C Shares outstanding and 316,016,619 Class D Shares outstanding.
Holders of Class A Shares, Class B Shares, Class C Shares and Class D Shares vote as a single class on all matters presented to the Company’s stockholders for their vote or approval, except as otherwise required by our certificate of incorporation and applicable law. Holders of our Class A Shares and Class C Shares are entitled to one vote for each share held of record by such holder on all matters on which stockholders generally are entitled to vote. The Class B Shares and Class D Shares, together, represent 80% of the total voting power of all shares of capital stock of Blue Owl (including shares issued in the future) until such time as the Principals and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles) own less than 25% of their aggregate ownership as of immediately after the closing of the Business Combination (the “Sunset Date”). Upon certain transfers to third parties or certain disqualifying events, all Class B Shares and Class D Shares will automatically convert into Class A Shares or Class C Shares, respectively. The remaining Class B Shares and Class D Shares will retain an aggregate of 80% of the voting power until the Sunset Date and, as a result, will have the power to elect a majority of Blue Owl’s directors. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class A Shares and Class C Shares, as applicable, is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies. For information about the holders of our Class B Shares, Class C Shares and Class D Shares, please see “Corporate Governance and Other Board Information—Controlled Company Exemption.”
How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice. If you are attending the Annual Meeting electronically at www.virtualshareholdermeeting.com/OWL2024, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Stockholders of Record
If your Class A Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and Computershare Inc., you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may vote by proxy in any of the following three ways:
•Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
•Phone. Call Broadridge Financial Solutions, Inc. by using any touch-tone telephone to transmit your voting instructions. Call (800) 690-6903 if you hold shares in your own name and (800) 454-8683 for shares held through a broker. Have your proxy card in hand when you call.
•Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
Voting by any of these methods will not affect your right to attend the Annual Meeting and vote electronically at www.virtualshareholdermeeting.com/OWL2024, if you have not previously voted by proxy. However, for those who will not be voting electronically at the meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on June 12, 2024.

Beneficial Owners
Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in directing the broker, bank or other nominee on how to vote your shares. Unless you provide specific voting instructions, your broker, bank or other nominee will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2024 fiscal year), but not with respect to Proposal 1 (the election of directors) or Proposal 3 (the approval of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive
Plan) as more fully described under “What is a broker ‘non-vote’?” below.
Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•sending a letter to us stating that your proxy is revoked;
•signing a new proxy and sending it to us; or
•attending the Annual Meeting and voting.
Beneficial owners should contact their broker, bank or other nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. The stockholders holding a majority of the voting power of the outstanding stock of the class or classes entitled to vote, represented either in person or by proxy, shall constitute a quorum for the purposes of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
Election of Directors:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 1 (election of directors). At the Annual Meeting, a “FOR” vote by a plurality of votes cast is required for the election of directors. For this purpose, the three director nominees receiving the highest number of shares voted “FOR” their election will be elected. Abstention votes and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the election of the director nominees.
Ratification of KPMG as Our Independent Registered Public Accounting Firm:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2024 fiscal year). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of this Proposal. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” this Proposal must exceed the number of votes cast “AGAINST” this Proposal. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for this Proposal.
Approval of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan:
You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposal 3 (the approval of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan). At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for passage of this Proposal. For this purpose, a majority of the votes cast means that the number of shares voted “FOR” this Proposal must exceed the number of votes cast “AGAINST” this Proposal. Abstentions and broker “non-votes” are not considered votes cast for the foregoing purpose and will have no effect on the vote for this Proposal.

Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
Proposal 1 (the election of directors) and Proposal 3 (the approval of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in Proposal 1 and Proposal 3, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.
Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2024 fiscal year) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters without your specific voting instructions.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokers, banks and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of our common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact Blue Owl Capital Inc., Attn: Investor Relations, 399 Park Avenue, 37th Floor, New York, NY 10022, Email: blueowlir@blueowl.com, Telephone: (212) 419-3000.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure and the Nominees
Our Board is currently comprised of ten directors. Our directors are divided into three classes serving staggered three-year terms. Class III, Class I and Class II directors will serve until our annual meetings of stockholders in 2024, 2025 and 2026, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.
In addition, in connection with the Business Combination, we entered into an investor rights agreement (as amended, the “Investor Rights Agreement”) with the Principals, Neuberger and the other parties from time to time party thereto. The Investor Rights Agreement grants the Principals and Neuberger the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. Pursuant to the Investor Rights Agreement, the Principals have agreed to vote in favor of such nominees. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for additional information.
Each director shall hold office for the term for which such director is elected and thereafter until such director’s successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. Since there is no nominating committee, the entire Board participates in the consideration of director nominees. Except as otherwise expressly provided in the certificate of incorporation, the holders of our common stock are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the General Corporation Law of the State of Delaware, as amended, including the election of our Board.
In connection with the Annual Meeting, the Board has nominated Ms. Polley and each of Messrs. Komaroff, Ostrover and Zahr for election as Class III directors (collectively, the “Nominees”), each for a three-year term expiring at our 2027 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Company’s certificate of incorporation and amended and restated bylaws (the “Organizational Documents”) provide that each director shall be elected by a plurality of the votes cast at a meeting of stockholders for the election of directors. Set forth below is information concerning our directors as of April 26, 2024, and the key experience, qualifications and skills they bring to the Board.
Directors and Nominees

Name	Age	Director Class	Serving Since	Positions Held
Craig W. Packer	57	I	May 2021	Director and Co-President
Sean Ward	45	I	May 2021	Director and Senior Managing Director
Dana Weeks	53	I	May 2021	Director*
Claudia Holz	66	II	May 2021	Director*
Marc S. Lipschultz	55	II	May 2021	Director and Co-Chief Executive Officer
Michael D. Rees	49	II	May 2021	Director and Co-President
Andrew S. Komaroff	55	III	May 2021	Director*
Douglas I. Ostrover	61	III	May 2021	Chairman of the Board, Co-Chief Executive Officer and Director
Stacy Polley	55	III	May 2021	Director*
Marc Zahr	44	III	December 2021	Director and Co-President

*    Our Board has determined that this director is independent for purposes of the NYSE corporate governance listing requirements.

Nominees for Class III Directors (Term expires at the 2024 Annual Meeting of Stockholders)
Independent Director

Andrew S. Komaroff is the Chief Operating Officer of Neuberger Berman Group LLC and joined the predecessor firm in 2001. Mr. Komaroff’s responsibilities include oversight of the firm’s client coverage and distribution channels as well as information technology and operations. Mr. Komaroff also served as the interim Chief Financial Officer immediately following the firm’s employee-led buyout in 2009. Prior to joining the firm, Mr. Komaroff was a management consultant at McKinsey & Co., a principal at Ripplewood Holdings, a New York and Tokyo-based private equity firm, and the Executive Vice President of the Equavant Group, an internet exchange acquired in 2001. Mr. Komaroff serves on the Board of Trustees for the Writing Revolution, a national not-for-profit organization dedicated to teaching students to think clearly and reflect that thinking in their writing. He has served on the board of directors of the Company since May 2021. Mr. Komaroff received a BA from Williams College where he was elected to Phi Beta Kappa and a JD from Stanford Law School where he was a member of the Order of the Coif. We believe Mr. Komaroff’s extensive experience and leadership in the asset management industry position him well to serve on the Board.

Stacy Polley is a senior advisor to Blackstone Inc., serving since March 2022. Previously, Ms. Polley served as a partner of Goldman Sachs, where she gained over 25 years of experience in finance and commercial leadership from August 1994 to March 2019. Ms. Polley served as a member of Goldman Sachs’ Partnership Committee from 2008 to 2016 and was a founding member of Goldman Sachs’ Client and Business Standards Committee (CBSC), formed in response to the 2008 financial crisis, and served as the Co-Chair of the Securities Division of CBSC from 2008 to 2015. She also served as the Global Head of Client Relationship Management & Strategy from September 2014 to December 2018 and as a member of the Americas Diversity Committee from 2012 to 2015. Previously, Ms. Polley worked as a Consultant in the Information Technology

Practice of EY from August 1989 to July 1992. Ms. Polley is currently a board advisor of HighPost Capital, a consumer-focused growth equity firm, where she has served since November 2019, as well as fintech startup Bumped, where she has served since January 2021. She has also served on the board of New York City Center since September 2012. She has served on the board of directors of the Company since May 2021 and is a member of the Company’s audit committee. Ms. Polley earned a BS in Finance and Management Information Systems from State University of New York at Albany and an MBA in finance from the Wharton School of the University of Pennsylvania. We believe Ms. Polley’s significant experience and leadership in the financial services industry and extensive knowledge of finance matters position her well to serve on the Board.

Non-Independent Directors

Douglas I. Ostrover is Co-Chief Executive Officer of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and the chairman of the firm’s board of directors. Mr. Ostrover is also the Chief Executive Officer and serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Ostrover co-founded Owl Rock Capital Partners, the predecessor to Blue Owl. Prior to co-founding Owl Rock, Mr. Ostrover was a founder of GSO Capital Partners (GSO), Blackstone’s alternative credit platform, and was a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (CSFB). Prior to his role as Chairman, he was Global Co-Head of CSFB’s Leveraged Finance Group, during which he was responsible for all of CSFB’s origination, distribution, and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives, and distressed securities. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. He was a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in a variety of non-profit organizations including serving on the boards of directors of the Michael J. Fox Foundation, the Mt. Sinai Health System, and the Leadership Council for Memorial Sloan Kettering. He also serves on the investment committee of the Brunswick School. Mr. Ostrover received an MBA from New York University Stern School of Business and a BA in Economics from the University of Pennsylvania. We believe Mr. Ostrover’s depth of experience in corporate finance, capital markets and financial services gives our Board valuable industry-specific knowledge and expertise on these and other matters, and his history with the Company provide an important skill set and knowledge base to our Board.

Marc Zahr is a Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and a member of the firm’s board of directors. Mr. Zahr is also the Head of the Real Estate platform, where he manages and oversees the Real Estate platform’s investment activities, including sourcing, underwriting, and negotiating all acquisitions. Mr. Zahr also serves as the Chairman of the Board of Trustees of Blue Owl Real Estate Net Lease Trust, a private placement REIT, and serves on the Board of Trustees of Store Capital, a private REIT. Previously, Mr. Zahr founded Oak Street, the predecessor firm to Blue Owl’s Real Estate platform. Prior to founding Oak Street, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios, a Fixed Income Trader at TM Associates, and an Associate at Merrill Lynch. Mr. Zahr was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Mr. Zahr received a BA in Communications from the University of Dayton. We believe Mr. Zahr’s experience and leadership from the founding of Oak Street and his management experience and history with the Real Estate division of Blue Owl gives our Board valuable industry-specific knowledge and expertise on these and other matters.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS III DIRECTORS.

CORPORATE GOVERNANCE AND OTHER BOARD INFORMATION
Composition of the Board of Directors
Our Organizational Documents provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Our board of directors currently consists of ten members. Class III, Class I and Class II directors will serve until our annual meetings of stockholders in 2024, 2025 and 2026, respectively. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.
In addition, in connection with the Business Combination, we entered into the Investor Rights Agreement, under which the Principals and Neuberger have the right to designate nominees to our Board subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for additional information.
Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, including advance review of meeting materials that may be circulated prior to each meeting.
Board Leadership Structure
The Board does not have a formal policy with respect to the separation of the offices of Co-Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a formal policy, the Board, upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether it is in the best interests of the Company and its stockholders for such offices to be separate or combined.

At the current time, we do not separate the roles of Co-Chief Executive Officer and Chairman of the Board. Douglas I. Ostrover has served as the Chairman of our Board and Chief Executive Officer or Co-Chief Executive Officer since the completion of the Business Combination. Our Board has determined that having the same individual hold both positions is in the best interests of Blue Owl and our stockholders and is consistent with good corporate governance for the following reasons:
•Our Chairman is more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing our Company.
•A single Chairman and Co-Chief Executive Officer provides strong and consistent leadership for Blue Owl, without risking overlap or conflict of roles.
•Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Ostrover to serve as Chairman and Co-Chief Executive Officer.
Independent Directors
NYSE listing standards require that a majority of the board of directors be independent, subject to the controlled company exception, which applies to our Company (see below). An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Claudia Holz, Andrew Komaroff, Stacy Polley and Dana Weeks are independent directors under this definition.
Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. Claudia Holz, Stacy Polley and Dana Weeks are members of the audit committee, with Ms. Holz serving as the chair of the audit committee.

Controlled Company Exemption
The Principals hold 80% of the voting control of our outstanding capital stock, as a result of which the Principals have the power to elect a majority of Blue Owl’s directors and have agreed to vote in favor of each other’s director designees. Pursuant to the NYSE listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Risk Oversight
The Board plays an active role in overseeing management of our risks. The Board understands the principal risks associated with the Company’s business on an ongoing basis and management keeps the Board and its committees informed of these changing risks on a timely basis.
Further, the audit committee has oversight responsibility for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and manage key business risks facing the Company.
Compensation Risk Assessment
As described in greater detail under “Compensation Discussion and Analysis,” below, the key elements of our compensation program consist of a base salary, cash incentive awards, periodic grants of long-term equity-based compensation, such as incentive units, other executive benefits and perquisites, and employment agreements for certain of our NEOs, which contain termination benefits. We believe that the combination of these elements protects us against excessive personnel risk, as it formulates competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
We do not have a compensation committee. Rather, certain functions that a compensation committee would carry out are handled by senior management. The principles of our executive compensation are discussed below under “Determination of Compensation for NEOs.” As a controlled company, we are not subject to the NYSE listing standards that would otherwise require us to have compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors. See “Corporate Governance and Other Board Information—Controlled Company Exemption” for additional information. For a description of certain transactions between us and members of senior management, see “Certain Relationships and Related Transactions.”
Committees of the Board
The Board has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The Board may establish other committees from time to time as it deems necessary, advisable or appropriate.
Committee Membership; Meetings and Attendance
Between January 1, 2023 and December 31, 2023, our Board held four meetings and our audit committee held six meetings. Each of our directors attended, in person or by audio/video conference, at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable. In addition to formal Board and Audit Committee meetings, our Board and Audit Committee conduct informal meetings for the purpose of continuing education. We encourage our directors to attend our annual meetings of stockholders. All directors then serving attended the 2023 Annual Meeting of Stockholders.

Audit Committee
The Board maintains an audit committee. The audit committee’s duties, which are specified in the Company’s audit committee charter, include, but are not limited to:
•maintain open communications with the independent auditors, internal auditors or other personnel responsible for the internal audit function, outside valuation experts, executive management and the Board;
•meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function and the independent auditors to discuss matters warranting attention by the audit committee;
•regularly report committee actions to the Board and make recommendations as the audit committee deems appropriate;
•review the financial results presented in all reports filed with the SEC;
•review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on the Company’s financial statements or its internal controls and procedures;
•discuss the Company’s disclosure, oversight of and conformity with the Company’s Code of Business Conduct and Code of Ethics, and matters that may have a material effect on the Company’s financial statements, operations, compliance policies and programs;
•oversee the Company’s cybersecurity and other Information Technology risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents;
•issue for public disclosure by the Audit Committee the report required by the SEC to be included in the Company’s annual proxy statement;
•review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and
•take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.
The members of the audit committee are Claudia Holz, Stacy Polley and Dana Weeks, with Ms. Holz serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that all of the members of the audit committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. We also believe that Claudia Holz qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The audit committee has a charter which is available on Blue Owl’s website at ir.blueowl.com.
Code of Business Conduct
Blue Owl adopted a Code of Business Conduct that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct is available on Blue Owl’s website at ir.blueowl.com. Blue Owl expects that, to the extent required by law, any material amendments to the code, or any material waivers of its requirements, will be disclosed on its website.
Hedging and Speculative Trading
The Board has adopted, as part of our Code of Ethics and Insider Trading Policy, prohibitions against our executive officers, directors and employees engaging in transactions of a speculative nature involving our securities, including, but not limited to, buying or selling puts or calls or other derivative securities based on our securities, without the prior approval of our Chief Compliance Officer. In addition, without prior approval of our Chief Compliance Officer, such persons are prohibited from pledging or short-selling our securities or entering into hedging, margin loans or monetization transactions or similar arrangements with respect to our securities subject to our insider trading policy. The Code of Ethics and Insider Trading Policy also contains rules regarding handling of the confidential information about us and the companies with which we do business and in which our clients invest. For information about an existing pledge of one of our named executive officers ("NEOs") and directors, see “Security Ownership of Certain Beneficial Owners and Management.”

Clawback Policy
The Board has adopted a clawback policy that complies with NYSE’s new clawback rules promulgated under Section 10D of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules promulgated thereunder. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the clawback policy requires that covered executives must reimburse the Company, or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the clawback policy are current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the NYSE listing standards. Incentive-based compensation subject to the clawback policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The clawback policy will only apply to incentive-based compensation received on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual. As of the date of this proxy statement, we did not have an accounting restatement that required recovery of erroneously awarded incentive-based compensation pursuant to our Clawback Policy. There were no outstanding balances of erroneously awarded incentive-based compensation to be recovered from the application of the policy to a prior restatement. Our Clawback Policy is included as Exhibit 97.1 to our Annual Report.
Corporate Governance Guidelines
We have Corporate Governance Guidelines that address issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. The Board does not believe that the directors should be prohibited from serving on boards of other entities or organizations and has not adopted any guidelines limiting such activities, except with respect to members serving on audit committees. Due to the demanding nature of service on the audit committee, the members of the audit committee are discouraged from serving on the audit committees of the boards of directors of more than two additional public companies at the same time as they are serving on the audit committee.
The Corporate Governance Guidelines are available on Blue Owl’s website at ir.blueowl.com.
Board Diversity
Although we have no formal policy regarding board diversity, the Board believes that diversity is an important component of a board of directors, which includes such factors as background, skills, experience, expertise, gender, race and culture. Our current Board composition reflects both gender and racial/ethnic diversity, based on the self-identification of our directors. The Board includes three members who identify as women and seven who identify as men, and two out of ten members who identify as racially or ethnically diverse.
Human Capital
As of December 31, 2023, we had over 685 full-time employees globally.
Culture
As an alternative asset manager, we believe that our people are key to the success of our business. We embrace four core values we view as integral to creating a culture in which our people can thrive personally and professionally, including mutual respect, excellence, constructive dialogue and a “one team” mindset.
•Mutual respect. We hold ourselves to the highest standard of professional conduct. We acknowledge everyone’s unique contributions and in challenging situations, listen to understand.
•Excellence. We strive to operate always at the highest standard and deliver the best possible outcomes for our stakeholders. We are constantly analyzing our performance to learn from our successes and our mistakes.
•Constructive dialogue. We invite alternative points of view. As a firm, we encourage thoughtful, intentional and honest opinions.

•“One Team.” We pride ourselves in our strong alignment with all our stakeholders, including investors, borrowers, partner managers, employees and others. We act in the highest interest of the Blue Owl ecosystem and work across functions for greater outcomes to deliver value for all of these groups.
We rely significantly on our talented team, leveraging a wide variety of investment, management, business and other skills and expertise, to create value for stockholders and investors in our products. We aim to build a team that is driven and embraces an inclusive culture where our team members are engaged and work collaboratively across the organization.
Corporate Sustainability
Blue Owl’s corporate sustainability efforts seek to enable positive outcomes for our most critical stakeholders, including our investors, our public stockholders, our employees and the communities in which we operate. Almost three years after our listing as a public company, we have made meaningful strides developing a strategic approach to advancing our corporate sustainability objectives across three priority areas of focus: Responsible Investing, Diversity, Equity and Inclusion (“DEI”); and Citizenship.
We believe that Blue Owl’s governance of corporate sustainability reflects strong leadership and oversight at the senior management and Board levels and our commitment to our priority areas. Our Board receives at least annual updates on our strategy and initiatives and the Audit Committee receives management presentations on Responsible Investing and Environmental, Social and Governance (“ESG”) related matters. Executive sponsors oversee our Corporate Sustainability Council, which is chaired by our Chief Operating Officer and comprised of dedicated subject-matter leaders for each of the three areas of focus: ESG/Responsible Investing, DEI and Citizenship. To integrate Responsible Investing practices firmwide, we have an ESG Working Group (the “ESG WG”), a cross-functional group across investment platforms, strategies and relevant business units. The ESG WG members are senior representatives of their respective teams and are responsible for coordinating ESG-related efforts within their business units, as well as providing insights as it relates to their professional roles. The ESG WG is chaired by our Chief Operating Officer and the Head of ESG. The ESG WG activities are managed by the ESG team.
Investing Responsibly
We recognize the importance of business relevant ESG issues and opportunities and are committed to the consideration of these factors in relation to our business operations and investment activities to manage risk and identify opportunities. The firm adopted an ESG policy, which applies to all asset classes, industries and countries in which Blue Owl does business and the products it manages.
We believe that incorporating business relevant ESG factors into our corporate and investment activities has the potential to meaningfully contribute to the value of Blue Owl and the companies in which we invest. We strive to continuously strengthen our ability to mitigate, manage and monitor relevant ESG risks and opportunities within our investment portfolios. When considering potential investments on behalf of the products that we manage, we seek to address the relevant ESG considerations, risks and potential rewards related to our prospective investments. Further, we have processes designed to ensure compliance with applicable regulatory disclosure requirements, including ESG-related disclosure obligations.
Diversity, Equity and Inclusion
Blue Owl is committed to fostering and preserving a culture of diversity, equity and inclusion. We seek to create an inclusive, merit-based environment that is supportive of people from all backgrounds. We have formalized our approach by adopting a DEI Policy.
Blue Owl’s DEI strategy centers on the following key concepts and core values:
•Embracing our differences. We embrace and encourage our differences that make us unique. We believe that a team comprised of individuals with diverse backgrounds, experiences, perspectives and insights is critical to the long-term success of our firm.

•Strategic priorities. Continuing to develop as a diverse, equitable and inclusive firm is a strategic priority for Blue Owl that we believe can further enhance our work environment and overall business. Our commitment to diversity, equity and inclusion is relevant to interactions with our employees, investors, products’ portfolio companies and third-party service providers.
•Leadership. While our ongoing efforts are championed by the Blue Owl founders and executed upon by senior leaders across all business areas of the firm, we aim to support DEI through the firm’s entire employee population. Continuing to develop a diverse, equitable and inclusive firm is a strategic priority.
To further foster an inclusive culture, we seek to continue to establish relevant and appropriate employee resource groups. We have established (1) The Parliament, a network for women with a mission to support, enhance and advance the experience of women at Blue Owl and to enhance gender equity across the firm, and (2) BOP’N, an LGBTQ+ network committed to growing a welcoming culture and inclusive environment for LGBTQ+ members, allies and advocates. We also work with select partners such as Black Women in Asset Management, 100 Women in Finance and the Association of Asian American Investment Managers to provide our employees with access to resources, networks and opportunities for professional development, as well as utilizing the organizations’ job boards to recruit diverse candidates. Additionally, through our standing partnership with The Opportunity Network, we have established a summer internship program for college students from backgrounds that are often underrepresented in the finance industry. For the last three summers, Blue Owl has hosted a cohort of interns from the Opportunity Network and also offered participation to its partner manager firms who work with our GP Strategic Capital platform. This program includes training for both supervisors and interns, professional development sessions, networking opportunities and mentorship. In addition, we conduct DEI-related training on implicit bias for all of our employees on an annual basis. Finally, we added a fertility family planning benefit as an option for our employees.
Citizenship
We seek to engage with our stakeholders to support the causes most important to our communities. We take our role as a corporate citizen seriously and aim to contribute to meaningful causes and partner with various organizations to support the communities in which we operate and reside. We believe there is an opportunity to “make community our culture” by building a robust citizenship program that is integrated, community-centered and employee-enriched, including:
•Blue Owl Leads Together, our employee volunteerism and service program, which allows employees to engage with each other and with the communities in which we live and work;
•Blue Owl Gives, which advances our firm’s philanthropic mission—unlocking opportunity by powering access to college, to careers and to capital—through strategic non-profit partnerships, sponsorships and employee-giving campaigns; and
•Blue Owl Celebrates, which honors various heritage and affinity months throughout the year by spotlighting important nonprofit causes, profiling opportunities for learning and action and lifting up voices of relevant leaders and guest speakers.
Communications to the Board of Directors
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Blue Owl Capital Inc., Attention: General Counsel, 399 Park Avenue, 37th Floor, New York, NY 10022. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers:

Name	Age	Serving Since	Position
Douglas I. Ostrover	61	May 2021	Chairman of the Board, Co-Chief Executive Officer and Director
Marc S. Lipschultz	55	May 2021	Co-Chief Executive Officer and Director
Alan Kirshenbaum	52	May 2021	Chief Financial Officer
Andrew Laurino	48	May 2021	Senior Managing Director
Craig W. Packer	57	May 2021	Co-President and Director
Andrew R. Polland	49	May 2021	Chief Operating Officer
Neena A. Reddy	46	May 2021	General Counsel and Secretary
Michael D. Rees	49	May 2021	Co-President and Director
Sean Ward	45	May 2021	Senior Managing Director and Director
Marc Zahr	44	December 2021	Co-President and Director

Douglas I. Ostrover is Co-Chief Executive Officer of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and the chairman of the firm’s board of directors. Mr. Ostrover is also the Chief Executive Officer and serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Ostrover co-founded Owl Rock Capital Partners, the predecessor to Blue Owl. Prior to co-founding Owl Rock, Mr. Ostrover was a founder of GSO Capital Partners (GSO), Blackstone’s alternative credit platform, and was a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (CSFB). Prior to his role as Chairman, he was Global Co-Head of CSFB’s Leveraged Finance Group, during which he was responsible for all of CSFB’s origination, distribution, and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives, and distressed securities. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. He was a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in a variety of non-profit organizations including serving on the boards of directors of the Michael J. Fox Foundation, the Mt. Sinai Health System, and the Leadership Council for Memorial Sloan Kettering. He also serves on the investment committee of the Brunswick School. Mr. Ostrover received an MBA from New York University Stern School of Business and a BA in Economics from the University of Pennsylvania.

Marc S. Lipschultz is Co-Chief Executive Officer of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and a member of the firm’s board of directors. Mr. Lipschultz also serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Lipschultz co-founded Owl Rock Capital Partners, the predecessor to Blue Owl. Prior to co-founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, serving on the firm’s Management Committee and as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private credit, private equity, and real assets. Prior to joining KKR, he was with Goldman, Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. Mr. Lipschultz serves on the board of the Hess Corporation and is actively involved in a variety of nonprofit organizations, serving as a board member of the American Enterprise Institute for Public Policy Research, Michael J. Fox Foundation, Mount Sinai Health System, Riverdale Country School, Stanford University Board of

Trustees, and the 92nd Street Y. Mr. Lipschultz received an MBA with high distinction, Baker Scholar, from Harvard Business School and an AB with honors and distinction, Phi Beta Kappa, from Stanford University.

Alan Kirshenbaum is the Chief Financial Officer of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and Co-Chair of the firm’s Operating Committee. Prior to joining Owl Rock, the predecessor firm to Blue Owl’s Credit platform, Mr. Kirshenbaum was Chief Financial Officer of Sixth Street Specialty Lending, a BDC traded on the NYSE (“TSLX”). Mr. Kirshenbaum was responsible for building and overseeing TSLX’s finance, treasury, accounting, and operations functions from 2011 through 2015, including during its initial public offering in March 2014. From 2011 to 2013, Mr. Kirshenbaum was the Chief Financial Officer of TPG Special Situations Partners. Prior to joining TPG, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm and, prior to that, Managing Director, Chief Operating Officer, and Chief Financial Officer of MainStay Investments. Mr. Kirshenbaum joined Bear Stearns Asset Management (“BSAM”) in 1999 and was BSAM’s Chief Financial Officer from 2003 to 2006. Before joining

BSAM, Mr. Kirshenbaum worked in public accounting at KPMG and J.H. Cohn. Mr. Kirshenbaum is actively involved in a variety of non-profit organizations, including the Boy Scouts of America and the Jewish Federation of Greater MetroWest NJ. He also is a member of the Georgia Tech University Parent Board and Seton Hall Parents Leadership Council. Mr. Kirshenbaum received an MBA from New York University Stern School of Business and a BS from Rutgers University.

Andrew Laurino is a Senior Managing Director of Blue Owl Capital Inc. and a member of the firm’s Executive Committee. Mr. Laurino also serves as a member of GP Strategic Capital Investment Team. Prior to joining Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform, Mr. Laurino provided strategic and financing advice to leading alternative asset managers at a number of firms, including Tiger Bay Advisors, Credit Suisse, and Lehman Brothers. Earlier in his career, he was an M&A advisor at Lehman Brothers, Compass Advisors, and Prudential Securities. Mr. Laurino received a BS in Foreign Service with a concentration in International Economics from the Edmund A. Walsh School of Foreign Service at Georgetown University.

Craig W. Packer is a Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and a member of the firm’s board of directors. Mr. Packer is also the Head of the Credit platform and serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Additionally, he is the Chief Executive Officer of each of the Blue Owl BDCs. Previously, Mr. Packer co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Packer was a Partner and Co-Head of Leveraged Finance in the Americas at Goldman Sachs & Co. Mr. Packer joined Goldman Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named Partner in 2008. Prior to joining Goldman Sachs & Co., he was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as Treasurer of the Board of Trustees of Greenwich Academy, and Co-Chair of the Honorary Board of Kids in Crisis, a nonprofit organization that serves children in Connecticut. He is also on the Advisory Board for the Mount Sinai Department of Rehabilitation and Human Performance. In addition, Mr. Packer is on the Foundation Board of Trustees for the McIntire School of Commerce, University of Virginia and is a member of the Board of Trustees of the University of Virginia Athletics Foundation. Mr. Packer received an MBA from Harvard Business School and a BS from the University of Virginia.

Andrew R. Polland is the Chief Operating Officer of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and Co-Chair of its Operating Committee. Prior to Blue Owl, Mr. Polland was the Chief Operating Officer of Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to Dyal Capital, Mr. Polland was the Chief Operating Officer, General Counsel, and Chief Compliance Officer of Hoplite Capital Management L.P. Prior to Hoplite, he was the General Counsel and Chief Compliance Officer of MSD Partners, L.P. and the Chief Compliance Officer of MSD Capital, L.P. Prior to MSD, Mr. Polland served as the Deputy Chief Compliance Officer and Head of Litigation of Fortress Investment Group LLC, and the Chief Compliance Officer of its affiliated broker-dealer (Fortress Capital Formation LLC). Prior to that, Mr. Polland was a litigation associate at Davis Polk & Wardwell LLP. He began his career as a federal law clerk to United States District Court Judge Charles P. Sifton. Mr. Polland received a JD, magna cum laude, from the University of Pennsylvania, and a BS (with honors) in Industrial Labor Relations from Cornell University.

Neena A. Reddy is the Chief Legal Officer, General Counsel and Secretary of Blue Owl Capital Inc., and a member of the firm’s Executive and Operating Committees, as well as the Credit platform’s Operating Committee. Ms. Reddy also serves as Vice President and Secretary of each of the firm’s BDCs. Ms. Reddy is also the executive sponsor of The Parliament, Blue Owl’s women’s employee resource group. Prior to joining Owl Rock, the predecessor firm to Blue Owl’s Credit platform, Ms. Reddy was associate general counsel at Goldman, Sachs & Co LLC, from 2010 to 2019 and was dedicated to Goldman Sachs Asset Management L.P. (“GSAM”), where she was responsible for GSAM managed direct alternative products, including private credit. Prior to GSAM, she practiced as a corporate attorney at Boies Schiller & Flexner LLP and at Debevoise & Plimpton LLP. Prior to becoming an attorney, Ms. Reddy was a financial analyst in the private wealth division at Goldman, Sachs & Co. Ms. Reddy received a JD from New York University School of Law and a BA in English, magna cum laude, from Georgetown University.

Michael D. Rees is a Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and a member of the firm’s board of directors. Mr. Rees is also the Head of the GP Strategic Capital platform. Previously, Mr. Rees founded Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to founding Dyal Capital, Mr. Rees was a founding employee and shareholder of Neuberger Berman Group, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division. From 2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, Mr. Rees was an associate at

Marakon Associates. Mr. Rees currently serves on the Board of Directors of The Feinstein Institutes for Medical Research of Northwell Health and on the board of The Opportunity Network, an education-focused nonprofit that supports underserved students with postsecondary career readiness education. Mr. Rees received an MS in Mechanical Engineering and an MS in Technology Policy from Massachusetts Institute of Technology, and a BS in Mechanical Engineering and a BA in Political Science from the University of Pittsburgh.

Sean Ward is a Senior Managing Director of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and a member of the firm’s board of directors. Mr. Ward also serves as a member of the GP Strategic Capital Investment Team. Prior to joining Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform, Mr. Ward was a Vice President at Lehman Brothers and held several roles at Neuberger Berman after it became an independent firm, including Senior Counsel for Neuberger’s alternatives business. Prior to joining Lehman Brothers, he was an associate at Covington & Burling LLP, where his practice focused on mergers and acquisitions, public and private securities offerings, and credit transactions. Prior to Covington & Burling LLP, Mr. Ward worked at Davis Polk & Wardwell LLP in New York and London. Mr. Ward currently serves on the Leadership Council of Robert F. Kennedy Human Rights, a nonprofit focused on human rights issues and a “social good” approach to business and investment. He is also a member of the Board of Trustees of the Brooklyn Museum and the Packer Collegiate Institute. Mr. Ward received his JD, magna cum laude, from the Duke University School of Law and a BA, magna cum laude, in Diplomatic History and Political Science from the University of Pennsylvania.

Marc Zahr is a Co-President of Blue Owl Capital Inc., a member of the firm’s Executive Committee, and a member of the firm’s board of directors. Mr. Zahr is also the Head of the Real Estate platform, where he manages and oversees the Real Estate platform’s investment activities, including sourcing, underwriting, and negotiating all acquisitions. Mr. Zahr also serves as the Chairman of the Board of Trustees of Blue Owl Real Estate Net Lease Trust, a private placement REIT, and serves on the Board of Trustees of Store Capital, a private REIT. Previously, Mr. Zahr founded Oak Street, the predecessor firm to Blue Owl’s Real Estate platform. Prior to founding Oak Street, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios, a Fixed Income Trader at TM Associates, and an Associate at Merrill Lynch. Mr. Zahr was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Mr. Zahr received a BA in Communications from the University of Dayton.

There are no family relationships among any of the executive officers of the Company.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis we describe our executive compensation philosophy and programs and compensation decisions regarding the 2023 compensation of our NEOs (listed below), who consist of our principal executive officer, principal financial officer, and the three other most highly compensated executive officers.

Name	Principal Position
Douglas I. Ostrover	Co-Chief Executive Officer (principal executive officer)
Marc S. Lipschultz	Co-Chief Executive Officer (principal executive officer)
Alan Kirshenbaum	Chief Financial Officer (principal financial officer)
Craig W. Packer	Co-President
Michael D. Rees	Co-President
Sean Ward	Senior Managing Director
Compensation Philosophy
Our business as a global alternative asset manager is dependent on the performance of our NEOs and other key employees. Among other things, we depend on their ability to find, select and execute investments, manage investment strategies of our products, oversee and improve the operations of the Company, find and develop relationships with investors and other sources of capital and provide other services essential to our success.
Our compensation philosophy has several primary objectives: (i) attract, motivate and retain talented and experienced executives in our industry, (ii) reward executives whose knowledge, skills and performance are critical to our success, (iii) align executives’ interests with our investors and stockholders, (iv) foster a shared commitment among executives by aligning their individual goals with the goals of our company, (v) compensate our executives in a manner that incentivizes them to manage our business to meet our long-term objectives, and (vi) reinforce our culture and values.
One of our most important values is our “one-firm” approach with shared responsibility and success. Therefore, compensation is based on the performance of the Company as a whole, as well as on an individual’s contributions to the Company. In addition, we conduct, at least annually, an evaluation of each employee’s contribution to the Company, including his or her commitment to the Company’s culture and values.
Base salaries reflect our NEOs’ proficiency and experience in their respective roles. In addition to base salary, we utilize a blend of variable and long-term pay vehicles to further incentivize and retain talent and provide an overall compensation package that is competitive with the market. Performance-based discretionary bonuses are generally paid annually to employees, including certain NEOs, based on our profitability, market analysis and employee performance.
Management equity ownership is a guiding principle for us, and we apply that principle to our NEOs: every NEO is expected to have a meaningful equity interest in the Company. This equity ownership serves to align the interests of our NEOs with those of our stockholders.
Our compensation program is a management tool supporting our mission and values. We believe our program supports, reinforces and aligns our values, business strategy and operations with the goal of increasing distributable earnings. Compensation arrangements with our NEOs are described below under “Elements of Compensation.”
We did not engage a compensation consultant with respect to determining our NEOs’ compensation in 2023. We do not benchmark or set our NEOs’ compensation by reference to the compensation of a specific peer group.
Determination of Compensation for NEOs
We do not have a compensation committee. Other than with respect to Messrs. Ostrover’s, Lipschultz’s and Rees’ compensation, our Board has delegated its authority to approve our NEOs’ compensation to our Co-Chief Executive Officers. Messrs. Kirshenbaum’s, Packer’s and Ward’s compensation was approved by our Co-Chief Executive Officers. Messrs. Ostrover’s, Lipschultz’s and Rees’ compensation is formulaic and based on the contractual terms in their respective Employment Agreements (defined below). The Board makes all final determinations regarding equity grants to our NEOs.

Mitigation of Risk
We determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders.
Elements of Compensation
Our current executive compensation program consists of a combination of the following components: (i) base salary, (ii) cash bonus payments linked to our overall performance, (iii) periodic grants of long-term equity-based compensation, such as Incentive Units and RSUs (each as defined below), and (iv) other executive benefits and perquisites. We combine these elements in order to formulate competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our NEOs and other executives with those of our stockholders.
Base Salary
For 2023, each of our NEOs was paid a salary at an annualized rate of $500,000. Although we believe that the base salaries of our NEOs should not typically be the most significant amount of total compensation, our senior management determined that this amount was sufficient to attract and retain top talent, and to assist with the payment of living costs throughout the year.
Cash Bonus Payments
Our senior management has authority to award cash bonuses to our NEOs at certain times during the year and at the end of the year. The cash bonuses are intended to offer incentive compensation by rewarding the achievement of corporate and individual performance objectives. Such cash bonuses are subject to annual review by senior management. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These bonuses are intended to reward executives who have a positive impact on corporate results. The bonuses for 2023 are described in more detail below.
Messrs. Kirshenbaum and Ward received discretionary cash bonus awards for their performance in 2023. The discretionary cash bonuses awarded to Messrs. Kirshenbaum and Ward recognize each individual’s contributions to our overall goals and performance. We granted these discretionary cash bonus payments to reward Messrs. Kirshenbaum and Ward for assisting us in achieving our annual goals, both for the Company as a whole and in each individual’s respective area of responsibility. Factors that were included in determining the size of the cash bonus payments include Messrs. Kirshenbaum’s and Ward’s accomplishments in driving our results, their leadership and management of their respective teams and our overall performance. Comparisons were made to prior-year performance, to our other senior professionals, and compensation that is commensurate within our industry with the intention to reward, motivate and retain Messrs. Kirshenbaum and Ward.
Equity-Based Compensation
We believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded equity-based compensation both in the form of profits interests (“Incentive Units”) and restricted stock units (“RSUs”). We believe equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.
For 2023, Messrs. Ostrover, Lipschultz and Rees elected to receive quarterly grants of Incentive Units in satisfaction of their contractual right under their respective employment agreements (which are described in more detail below), and our Co-Chief Executive Officers and Board determined the size of equity granted to our other NEOs. Our Co-Chief Executive Officers and Board considered each NEO’s current position with the Company, the size of their total compensation package and the amount of existing vested and unvested equity awards, if any, then held by the NEO when determining the size of equity grants made to our NEOs. No formal benchmarking efforts are made by our Co-Chief Executive Officers or Board with respect to the size of equity grants made to NEOs.

2021 Omnibus Equity Incentive Plan
At the special meeting of the shareholders of Altimar Acquisition Corporation (“Altimar”) held on May 18, 2021, the Altimar shareholders considered and approved the Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (as amended, the “2021 Omnibus Plan”), which became effective immediately upon the completion of the Business Combination. The 2021 Omnibus Plan allows for the grant of equity incentives, such as RSUs, stock options, stock appreciation rights and restricted stock.
On October 22, 2021, we amended the 2021 Omnibus Plan and the Blue Owl Limited Partnership Agreements (as amended, the “Second Amended and Restated Blue Owl Limited Partnership Agreements”) of the Blue Owl Partnerships to increase the share limit under the 2021 Omnibus Plan and to allow for the issuance, from time to time of certain Incentive Units to Blue Owl Management Vehicle LP (“Blue Owl MV”), a vehicle formed for the benefit of certain management employees of Blue Owl, by Blue Owl Carry and Blue Owl Holdings, which Incentive Units issuances would be in addition to the issuance of certain RSUs. The Incentive Units entitle the recipient to receive, through Blue Owl MV, distributions from either Blue Owl Holdings or Blue Owl Carry in accordance with the terms of, and subject to any restrictions contained in, the applicable limited partnership agreement for each of Blue Owl Carry, Blue Owl Holdings and Blue Owl MV, and are currently counted against the share limit under the 2021 Omnibus Plan on a 1.25:1.00 basis. This proxy statement includes a proposal to amend and restate the 2021 Omnibus Plan to, among other things, increase the share limit available and count Incentive Units against the share limit on a 1:00:1:00 basis.
Incentive Units
Incentive Units entitle the recipients to receive, through Blue Owl MV, distributions from Blue Owl Holdings and Blue Owl Carry in accordance with the terms of, and subject to any restrictions contained in, the applicable limited partnership agreement for each of Blue Owl MV, Blue Owl Holdings and Blue Owl Carry.
In 2023, the Company awarded Incentive Units to Messrs. Ostrover, Lipschultz, Kirshenbaum, Packer and Rees. These Incentive Units were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant. After expiration of the one-year holding requirement and attainment of required capital account thresholds, such Incentive Units settle by delivery of an equal number of Common Units of each of the Blue Owl Operating Partnerships (collectively, “Blue Owl Operating Group Units”) and Class C Shares. Blue Owl Operating Group Units may be exchanged (together with an equal number of Class C Shares which are cancelled for no consideration in such exchange) from time to time at the request of the holder for an equal number of newly issued Class A Shares (or at the election of an exchange committee of Blue Owl GP, a cash payment equal to the five-day volume weighted average price of our Class A Shares immediately prior to the applicable exchange date).
For Messrs. Ostrover, Lipschultz and Rees, the amounts presented in the Summary Compensation Table for 2023 relate to the Incentive Units granted in satisfaction of their contractual right under their respective employment agreements, and include the grants with respect to the fourth quarter of 2022 granted in February 2023 and the first three quarters of the year. Amounts related to the fourth quarter of 2023 were granted in February 2024, and therefore are not included in the table. For Messrs. Kirshenbaum and Packer, such grants were discretionary and in relation to their performance in 2023.
RSUs
Mr. Ward was granted RSUs on December 1, 2023, that represents the portion of Mr. Ward’s 2023 bonus that was deferred in the form of RSUs, which award will vest in three equal annual installments on February 15 of 2025, 2026 and 2027. Each RSU represents the contingent right to receive one of the Company’s Class A Shares upon vesting.
Other Executive Benefits and Perquisites
We provide the following benefits to our NEOs: (i) health insurance, (ii) life insurance and supplemental life insurance, (iii) short-term and long-term disability, and (iv) various other benefits generally available to employees. We also provide wealth management services to Messrs. Ostrover, Lipschultz, Kirshenbaum, Packer and Rees. We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Termination Payments
We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We have entered into agreements with some of our NEOs pursuant to which such NEOs are entitled to certain benefits upon certain terminations. These termination benefits are enumerated and quantified in the section captioned “Executive Compensation – Potential Payments upon Termination or Change in Control.”
Clawback Policy
As provided in the section captioned “Corporate Governance and Other Board Information – Clawback Policy,” the Board has adopted a Clawback Policy that complies with NYSE’s new clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder.
Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to “excess parachute payments” to certain executive officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on an executive officer’s prior compensation. In approving compensation arrangements for our NEOs in the future, we expect that the Board will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Senior management will consider the impact of Section 162(m) when making compensation decisions.
Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Accounting for Equity-Based Compensation
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date fair value of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We anticipate that senior management will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Stockholder Say-on-Pay and Say-on Frequency Vote
Say-on-Pay
We held an advisory vote on executive compensation at our 2022 annual meeting of stockholders (referred to as the “say-on-pay” vote), pursuant to which the majority of the advisory votes cast approved the compensation of our NEOs. The Board carefully considered the results of this vote in making decisions about our executive compensation program and given the level of support, we did not make any significant changes to our executive compensation program.
Say-on-Frequency
We held an advisory vote on the frequency of future “say-on-pay” advisory votes (referred to as the “say-on-frequency” vote) at our 2022 annual meeting of stockholders, pursuant to which the majority of the advisory votes cast voted to hold our “say-on-pay” votes every three years. The Board considered the outcome of this advisory vote and determined that future “say-on-pay” votes will be conducted every three years. The Board will re-evaluate this determination after the next stockholder advisory “say-on-frequency” vote, which vote will occur at the Company’s 2025 annual meeting of stockholders unless presented earlier.
Compensation Committee Report
As noted above, our Board does not have a compensation committee. The entire Board has reviewed and had the opportunity to discuss with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, has determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Douglas I. Ostrover Marc S. Lipschultz
Claudia Holz Andrew S. Komaroff Craig W. Packer Stacy Polley
Michael D. Rees Sean Ward Dana Weeks Marc Zahr

2023 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our NEOs in 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Douglas I. Ostrover	2023	500,000	—	17,304,596	—	673,599	18,478,195
Co-Chief Executive Officer	2022	500,000	—	9,010,338	—	625,047	10,135,385
	2021	500,000	—	—	10,898,160	239,018	11,637,178

Marc S. Lipschultz	2023	500,000	—	17,304,596	—	673,599	18,478,195
Co-Chief Executive Officer	2022	500,000	—	9,010,338	—	625,047	10,135,385

Alan Kirshenbaum	2023	500,000	4,500,000	2,534,240	—	119,772	7,654,012
Chief Financial Officer	2022	500,000	3,500,000	12,524,000	—	111,226	16,635,226
	2021	500,000	3,233,781	3,662,481	—	55,046	7,451,308

Craig W. Packer	2023	500,000	—	12,955,151	—	189,334	13,644,485
Co-President	2022	500,000	—	10,692,000	—	170,143	11,362,143

Michael D. Rees	2023	500,000	—	17,612,511	—	216,395	18,328,906
Co-President	2022	500,000	—	5,064,998	—	212,863	5,777,861
	2021	311,546	—	693,673,522	6,606,809	75,616	700,667,493

Sean Ward	2023	500,000	9,256,960	2,871,776	—	—	12,628,736
Senior Managing Director	2022	500,000	6,252,861	3,916,816	—	—	10,669,677
	2021	311,546	3,829,654	170,614,779	—	—	174,755,979
(1)Represents the discretionary cash bonuses described in further detail above under the section titled “Elements of Compensation — Cash Bonus Payments — Discretionary Cash Bonus Payments.”
(2)Represents the grant date fair value of awards computed in accordance with ASC 718. With respect to Messrs. Ostrover, Lipschultz and Rees for 2023, represents quarterly awards of Incentive Units granted in respect of quarterly payments earned under their respective employment agreements. The amounts reported reflect the aggregate grant date fair value under ASC 718 and may not correspond to the actual value that will be recognized by the NEOs. Amounts related to the fourth quarter of 2023 were granted in February 2024, and therefore are not included in the table above. For Messrs. Kirshenbaum, Packer and Ward, represents discretionary grants of Incentive Units and RSUs. See the table below and Note 8 to our Financial Statements for additional information.
(3)For 2023, represents (i) with respect to Messrs. Ostrover and Lipschultz, $655,183 for wealth management services and $18,416 for supplemental medical insurance provided to certain executives; (ii) with respect to Mr. Kirshenbaum, $108,198 for wealth management services and $11,574 for supplemental medical insurance provided to certain executives; (iii) with respect to Mr. Packer, $170,918 for wealth management services and $18,416 for supplemental medical insurance provided to certain executives; and (iv) with respect to Mr. Rees, $216,395 for wealth management services.

2023 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs in 2023. These amounts reflect the aggregate grant date fair values calculated under ASC 718 and may not correspond to the actual value that will be recognized by the recipients.

			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date
Douglas I. Ostrover	2/21/2023	(1)	418,576	5,177,785
	5/11/2023	(1)	397,731	3,686,966
	8/8/2023	(1)	353,733	3,979,496
	11/9/2023	(1)	357,847	4,460,349

Marc S. Lipschultz	2/21/2023	(1)	418,576	5,177,785
	5/11/2023	(1)	397,731	3,686,966
	8/8/2023	(1)	353,733	3,979,496
	11/9/2023	(1)	357,847	4,460,349

Alan Kirshenbaum	12/1/2023	(2)	200,000	2,534,240

Craig W. Packer	2/21/2023	(2)	179,332	2,218,337
	5/11/2023	(2)	356,891	3,308,380
	8/8/2023	(2)	304,465	3,425,231
	11/9/2023	(2)	321,171	4,003,203

Michael D. Rees	2/21/2023	(1)	125,909	1,557,494
	5/11/2023	(1)	397,731	3,686,966
	8/8/2023	(1)	353,733	3,979,496
	11/9/2023	(3)	673,001	8,388,555

Sean Ward	12/1/2023	(4)	240,316	2,871,776
(1)Represents quarterly grants of Incentive Units in an amount equal to 1.33% of the Management Fee Revenue earned with respect to the fourth quarter of 2022 and first, second and third quarters of 2023, less base salary. Amounts related to the fourth quarter of 2023 were granted in February 2024, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(2)Represents a discretionary grant of Incentive Units that was fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(3)Represents Incentive Units granted in respect of the quarterly payment with respect to the third quarter of 2023 earned under the Rees Amendment (as defined below). Amounts related to the fourth quarter of 2023 were granted in February 2024, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(4)Represents the portion of Mr. Ward’s 2023 bonus that was deferred in the form of RSUs. The RSUs will vest in three equal installments on February 15 of 2025, 2026 and 2027.

Narrative Description to the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2023 Fiscal Year
Written Agreements
Blue Owl has entered into employment and restrictive covenant agreements (each, an “Employment Agreement”) with Messrs. Ostrover and Lipschultz, as amended and restated on February 25, 2022, and with Mr. Rees, as amended and restated on August 7, 2023 (the “Rees Amendment”). The term of each Employment Agreement is perpetual until terminated in accordance with its terms. The NEOs each have the right to terminate their employment voluntarily at any time, subject to minimum notice requirements, and Blue Owl may only terminate Messrs. Ostrover, Lipschultz and Rees’ employment for cause (in each case as defined in the respective Employment Agreement) or by reason of the NEO’s death or disability.
The Ostrover and Lipschultz Employment Agreements provide that (i) a portion of each of Messrs. Ostrover’s and Lipschultz’s right to receive up to 1.33% of the Management Fee Revenue that exceed their base compensation (the “Additional Amounts”) will be paid in the form of Incentive Units, if offered by the Company and elected by each, and (ii) the remainder of any such Additional Amounts will be in the form of cash; provided that for periods subsequent to 2022, the proportional amounts of cash and Incentive Units will be subject to required consent under the Investor Rights Agreement. The number of Incentive Units issued are calculated based on the volume weighted average trading price for the ten trading days prior to the payment date. Such Incentive Units are fully vested upon grant and subject to a one-year lockup period and additional limitations on settlement of Incentive Units. In respect of 2023, the Company offered, and each of Messrs. Ostrover and Lipschultz elected to receive, 100% of such Additional Amounts in Incentive Units.
The Rees Amendment provides that Mr. Rees is entitled to additional compensation in an amount per annum equal to the excess, if any, of (i) the Applicable Portion (as defined in the Rees Amendment) (which is a formulaic amount based on the management fees of certain products) over (ii) Mr. Rees’ base compensation (“Additional Compensation”). Payment of the Additional Compensation will be made in quarterly payments in cash unless, if offered by the Company, Mr. Rees elects to receive it in Incentive Units (subject to any necessary approvals under the Investor Rights Agreement). The Company offered and Mr. Rees elected to receive payment of the Additional Compensation in the form of Incentive Units through December 31, 2025. In December of each year, Mr. Rees will indicate to the Company the specified dollar amount for the quarterly installments. For the 2023 calendar year, Mr. Rees received the quarterly payments of “Additional Compensation” due under the Employment Agreement in effect prior to the Rees Amendment (which were counted on a dollar-for-dollar basis towards the total Additional Compensation owed to Mr. Rees for 2023), and for the third and fourth fiscal quarters of 2023, the quarterly payments were set by Mr. Rees at $8,500,000 per quarter. The Rees Amendment also provides for true-up and repayment mechanisms at the end of each year based on the final calculation of the Applicable Portion (as defined in the Rees Amendment) for such calendar year. Such final true-ups would occur upon the finalization of Blue Owl’s annual audit during the first quarter following the end of each fiscal year.
Each Employment Agreement requires Messrs. Ostrover, Lipschultz and Rees to protect the confidential information of Blue Owl both during and after employment. In addition, during Messrs. Ostrover’s, Lipschultz’s and Rees’ employment and (i) until two years after each of their employment terminates (such date, the “Termination Date,” and such period, the “Restricted Period”), they are required to refrain from soliciting employees under the circumstances specified therein, (ii) until one year after their Termination Date, they are required to refrain from soliciting Blue Owl’s clients under the circumstances specified therein and (iii) until five years after their Termination Date (the “Non-Compete Restricted Period”), they are required to refrain from interfering with Blue Owl’s relationships with investors and from competing with (a) a business line of Blue Owl’s as of their Termination Date or (b) a business line planned as of their Termination Date, to be implemented within the 12-month period following such Termination Date.
If Messrs. Ostrover’s or Lipschultz’s employment is terminated for any reason, they will be entitled to an annual amount of 1.33% of Management Fee Revenue during the Non-Compete Restricted Period, but such entitlement does not apply in the case of a termination (i) for cause or (ii) as a result of voluntary departure prior to the fifth anniversary of the date of the Business Combination. If Mr. Rees’ employment is terminated for any reason other than (i) for cause or (ii) as a result of a voluntary departure prior to the fifth anniversary of the date of the Business Combination, he will be entitled to an annual amount equal to 30% of the GP Strategic Capital Aggregate Compensation Amount (as defined in the Rees Amendment). The continued compensation described in the preceding sentences is subject to the execution and delivery to Blue Owl of a general release of claims and continued compliance with Messrs. Ostrover’s, Lipschultz’s and Rees’ Employment Agreement’s covenants not to compete with Blue Owl and its affiliates during the Non-Compete Restricted Period.

Mr. Kirshenbaum is party to a letter agreement with Owl Rock Capital Partners LP, dated as of July 22, 2016, which provides for certain termination benefits. Under this letter agreement, in connection with a termination of Mr. Kirshenbaum’s employment for any reason, he is entitled to (i) continued base salary and health benefits for the 12-month period following such termination, and (ii) a lump sum cash payment of $1 million to be paid upon the one year anniversary of such termination. The letter agreement was entered into in exchange for Mr. Kirshenbaum’s agreement to a 12-month post-employment non-solicitation period and 12-month post-employment period of continued duties of fidelity and good faith.
Outstanding Equity Awards at 2023 Fiscal Year End
The following table sets forth the number of shares and units, as well as the market value of such shares and units, outstanding for our NEOs as of December 31, 2023. The dollar amounts shown in the table below do not reflect the value of compensation actually received by the NEOs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan Kirshenbaum	600,000	7,538,000	(1)
Sean Ward	1,500,000	20,675,000	(2)
	222,517	3,153,807	(3)
	240,316	3,212,223	(4)
(1)Represents the remaining 600,000 unvested Incentive Units granted on January 12, 2022, that will vest in three equal installments on December 15 of 2024, 2025 and 2026.
(2)Represents 1,500,000 unvested Incentive Units granted on October 22, 2021, that will vest in three equal installments on August 15 of 2024, 2025 and 2026.
(3)Represents 222,517 unvested RSUs granted on December 15, 2022, that will vest in three equal installments on February 15 of 2024, 2025 and 2026.
(4)Represents 240,316 unvested RSUs granted on December 1, 2023, that will vest in three equal installments on February 15 of 2025, 2026 and 2027.
Option Exercises and Stock Vested in the 2023 Fiscal Year
The following table sets forth certain information with respect to the vesting of Blue Owl Operating Group Units in 2023, with respect to our NEOs. Amounts reflect the aggregate fair values on vesting calculated under ASC 718 and may not correspond to the actual value that will be recognized by the recipients.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas I. Ostrover	1,527,887	17,304,596	(1)
Marc S. Lipschultz	1,527,887	17,304,596	(1)
Alan Kirshenbaum	400,000	5,205,720	(2)
Craig W. Packer	1,161,859	12,955,151	(3)
Michael D. Rees	1,550,374	17,612,511	(1) (4)
(1)Represents quarterly grants of Incentive Units in an amount equal to 1.33% of the Management Fee Revenue earned with respect to the fourth quarter of 2022 and the first, second and third quarters of 2023, less base salary. Amounts related to the fourth quarter of 2023 were granted in February 2024, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant. For information on the related grant dates of these awards, please see the table above under “2023 Grants of Plan-Based Awards.”

(2)Represents (i) 200,000 Incentive Units that vested on December 15, 2023, related to the Incentive Units granted on January 12, 2022, that remain subject to a lock-up period of one year from the vesting date, and (ii) a discretionary grant of 200,000 Incentive Units on December 1, 2023, that was fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.
(3)Represents discretionary grants of Incentive Units in 2023 that were fully vested upon the dates of grant but subject to lock-up periods of one year from each respective date of grant. For information on the related grant dates of these awards, please see the table above under “2023 Grants of Plan-Based Awards.”
(4)Represents quarterly grants of Incentive Units in an amount equal to 1.33% of the Management Fee Revenue earned with respect to the fourth quarter of 2022 (less certain adjustments) and the first and second quarters of 2023, less base salary, due under the Employment Agreement in effect prior to the Rees Amendment. In addition, the amounts presented include the quarterly payment earned under the Rees Amendment in respect of the third quarter of 2023. Amounts related to the fourth quarter of 2023 were granted in February 2024, and therefore are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant. For information on the related grant dates of these awards, please see the table above under “2023 Grants of Plan-Based Awards.”
Potential Payments upon Termination or a Change in Control
As described in the section titled “Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2023 Fiscal Year – Written Agreements,” our NEOs have certain entitlements to payment upon termination. Under Messrs. Ostrover’s, Lipschultz’s and Rees’ employment agreements, in the event either of Messrs. Ostrover’s, Lipschultz’s or Rees’ employment had terminated for any reason other than (i) for cause or (ii) as a result of voluntary departure by such NEO prior to the fifth anniversary of the date of the Business Combination, (a) each of Messrs. Ostrover and Lipschultz would have been entitled to an annual amount equal to 1.33% of Management Fee Revenue (approximately $101,561,512 based on total GAAP management fees earned by Blue Owl in 2023) and (b) Mr. Rees would have been entitled to an amount equal to 30% of the GP Strategic Capital Aggregate Compensation Amount (as defined in the Rees Amendment) (approximately $139,516,081 based on the relevant adjusted GAAP management fees earned by Blue Owl in 2023), in each case, during the five-year Non-Compete Restricted Period. In accordance with the terms of Mr. Kirshenbaum’s letter agreement described above, in the event Mr. Kirshenbaum’s employment had terminated for any reason, he would have been entitled to receive one year of base salary and health benefits and a lump sum cash payment of $1 million to be paid upon the one-year anniversary of such termination (approximately $1,512,994 based on his base salary and health benefits in 2023).
Pension Benefits
Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. Our Board or senior management may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.
Nonqualified Deferred Compensation
Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Board or senior management may elect to provide our NEOs and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we determined that (i) the 2023 total compensation of Douglas I. Ostrover, our Co-Chief Executive Officer, of $18,478,195 was approximately 54 times the total compensation of our median employee in 2023 and (ii) the 2023 total compensation of Marc S. Lipschultz, our Co-Chief Executive Officer, of $18,478,195 was approximately 54 times the total compensation of our median employee in 2023. The total compensation of the median employee in 2023 was $339,247.
We identified the median employee using the base salary, bonus and value of equity awards granted in fiscal year 2023 for all individuals, excluding our Co-Chief Executive Officers, who were employed by us on December 31, 2023. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we used for determining the Co-Chief Executive Officer’s compensation shown in the “2023 Summary Compensation Table.”
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of Blue Owl. We do not use any financial performance measures to link compensation actually paid to our NEOs to the Company’s performance. Accordingly, pursuant to SEC rules, we have not included a “Company-Selected Measure” or a tabular list of performance measures. For more information about our executive compensation program, please refer to the “Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for		Compensation Actually Paid for		Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($ in Thousands) (6)
	Mr. Ostrover (Co-PEO) ($)(1)	Mr. Lipschultz (Co-PEO) ($)(1)	Mr. Ostrover (Co-PEO) ($)(2)	Mr. Lipschultz (Co-PEO) ($)(2)			Total Stockholder Return ($)(4)	Peer Group Total Stockholder Return ($)(4)(5)
2023	18,478,195	18,478,195	18,478,195	18,478,195	13,064,035	16,356,681	144	135	220,776
2022	10,135,385	N/A	10,135,385	N/A	12,200,608	9,501,705	98	110	(40,235)
2021	11,637,178	N/A	11,637,178	N/A	291,966,801	347,800,318	132	141	(1,802,266)
(1)In 2023, our principal executive officers (“PEOs”) were Messrs. Ostrover and Lipschultz. During 2023, Mr. Lipschultz was appointed as Co-Chief Executive Officer. In 2022 and 2021, our PEO was Mr. Ostrover. The dollar amounts represent the total compensation reported in the “Total” column of the “2023 Summary Compensation Table” for each applicable year.
(2)The dollar amounts reported represent the amount of “compensation actually paid” to the PEOs and the average amount of “compensation actually paid” to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. See footnote (3) for the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year. The dollar amounts do not reflect the actual amount or average actual amount of compensation earned by or paid to the PEO or the Non-PEO NEOs during the applicable year. The adjustments in the table below were made to total compensation for each year to determine the compensation actually paid:

Adjustments to Summary Compensation Table Totals to Determine Compensation Actually Paid	2023
	Mr. Ostrover (Co-PEO) ($)	Mr. Lipschultz (Co-PEO) ($)	Average for Non-PEO NEOs ($)
Total compensation as reported in the summary compensation table	18,478,195	18,478,195	13,064,035
Deduction for fair value of awards granted during the covered year	(17,304,596)	(17,304,596)	(8,993,420)
Fair value of awards granted in covered year that remain outstanding and unvested (value at end of year)	—	—	803,056
Fair value as of vesting date for awards that were granted and vested during the year	17,304,596	17,304,596	8,275,476
Change in fair value from end of prior year to vesting date for awards granted in prior years that vested during covered year	—	—	207,370
Change in fair value from end of prior year to end of covered year for awards granted in prior years that were outstanding and unvested at end of covered year	—	—	2,819,593
Dividends or other earnings paid on stock or options awards in the covered year prior to the vesting date that are not otherwise included in the total compensation for the covered year	—	—	180,571
Compensation actually paid	18,478,195	18,478,195	16,356,681
(3)During 2023, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Packer, Rees and Ward. During 2022, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Lipschultz, Packer and Ward. During 2021, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Rees, Ward and Zahr. The dollar amounts represent the average of the total compensation reported for non-PEO NEOs as a group (excluding our PEO for such year) in the “Total” column of the “2023 Summary Compensation Table” for each applicable year.
(4)Total Stockholder Return and Peer Group Stockholder Return assumes $100 invested at December 31, 2020.
(5)The peer group referenced for purposes of the Total Stockholder Return is the Dow Jones U.S. Asset Managers Index.

(6)Represents the amount of consolidated and combined net income (loss) reflected in our audited financial statements for each applicable fiscal year.
Pay Versus Performance Comparative Disclosure
As previously discussed, we do not use any financial performance measures to link compensation actually paid to our NEOs to the Company’s performance. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above.
Compensation Actually Paid and Total Stockholder Returns
We do not use total stockholder return as a performance measure in our overall executive compensation program, and, as a result, there is not a direct correlation between the amount of “compensation actually paid” to the PEOs and the average amount of “compensation actually paid” to the non-PEO NEOs as set forth in the table. As demonstrated in the table above, “compensation actually paid” to our PEOs and non-PEO NEOs directionally moved consistent with total stockholder returns for the Company and the peer group in 2023 compared to 2022 and 2022 compared to 2021.
Compensation Actually Paid and Net Income (Loss)
We do not use our GAAP consolidated net income (loss) as a performance measure in our overall executive compensation program, and, as a result, there is not a direct correlation between the amount of “compensation actually paid” to the PEOs and the average amount of “compensation actually paid” to the non-PEO NEOs as set forth in the table. As demonstrated in the table above, “compensation actually paid” to our PEOs and non-PEO NEOs directionally moved consistent with GAAP consolidated net income (loss) in 2023 compared to 2022. For 2022 compared to 2021, these amounts directionally moved in the opposite direction due to the accounting impacts of the Business Combination.

COMPENSATION OF OUR DIRECTORS
Each director who is not an employee of any entity related to Blue Owl (“independent directors”) is entitled to an annual cash retainer of $150,000 per year for service as a member of the Board, as well as an annual equity grant of RSUs that, during the fiscal year ended December 31, 2023, was equal to $100,000 (based on a volume-weighted average share price leading up to the grant date, which amount will differ from the grant date fair value of such awards under ASC 718 presented in the table below), which fully vest in the year following the date of grant, subject to the Board member’s continued service on our Board. As of April 23, 2024, our Board increased the annual equity grant of RSUs to equal $200,000. Members of the audit committee (other than its chair) are entitled to receive an additional cash retainer of $25,000 per year for committee service, and the chair of the audit committee is entitled to receive an additional cash retainer of $50,000 for his or her committee service. It is expected that directors affiliated with Neuberger will waive their right to any compensation payable pursuant to this program.
We also reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings. Directors who are employees of or provide services to (other than as a director) any entity related to Blue Owl Capital Inc. did not receive any compensation for their services as directors.
The Board periodically reviews the compensation of the independent directors in order to ensure the appropriateness of the compensation program.
2023 Director Compensation Table
The following table contains information concerning the compensation paid in 2023 to non-employee directors and employee directors who were not NEOs. Messrs. Ostrover’s, Lipschultz’s, Packer’s, Rees’s and Ward’s compensation is shown in the table entitled “2023 Summary Compensation Table” and the related tables that follow.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Claudia A. Holz	200,000	90,961	290,961
Andrew S. Komaroff (3)	—	—	—
Stacy Polley	175,000	90,961	265,961
Dana Weeks	175,000	90,961	265,961
Marc Zahr (4)	—	—	—
(1)On May 11, 2023, Mmes. Holz, Polley and Weeks each received equity grants of 9,485 RSUs pursuant to the Blue Owl, Inc. 2021 Equity Incentive Plan, each of which vests, with certain limited exceptions, on May 11, 2024. Such grants relate to the $100,000 annual equity grant described above; however, amounts in this column represent the grant date fair value of such award computed in accordance with ASC 718. See Note 8 to our Financial Statements.
(2)As of December 31, 2023, the aggregate number of unvested stock awards held by each of our non-employee directors was as follows: Ms. Polley: 9,485; Ms. Holz: 9,485; Ms. Weeks: 9,485.
(3)No compensation is paid to Mr. Komaroff for his services as a director.
(4)Mr. Zahr is an executive officer and no additional compensation is paid to him for his services as a director. In 2023, Mr. Zahr received (i) a base salary of $500,000 and (ii) stock awards with a grant date fair value of $11,263,524 (computed in accordance with ASC 718) related to 1,006,421 Incentive Units that were fully vested upon the date of grant but subject to a lock-up period of one year from the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A Shares, Class C Shares and Class D Shares as of the date hereof based on their reported ownership as of April 19, 2024, with respect to (i) each person known by us to beneficially own 5% or more of our outstanding Class A Shares, Class C Shares or our Class D Shares; (ii) each member of the Board and each NEO; and (iii) the members of the Board and our executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof. The aggregate voting power of the Class B Shares and Class D Shares represents 80% of the total voting power of all shares of capital stock of Blue Owl Capital Inc. The percentage of total voting power set forth in the table below is calculated based on this percentage.
The following beneficial ownership percentages are based on 500,879,131 Class A Shares, zero Class B Shares, 611,908,856 Class C Shares and 316,016,619 Class D Shares issued and outstanding as of April 19, 2024.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Name of Beneficial Owner(1)	Class A Shares Beneficially Owned(2)		Class C Shares Beneficially Owned		Class D Shares Beneficially Owned		Combined Total Voting Power
	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Executive Officers of Blue Owl
Douglas I. Ostrover(3)†	—	—%	116,540,000	19.0%	174,022,700	55.1%	46.1%
Marc S. Lipschultz(4)†	—	—%	—	—%	—	—%	—%
Michael D. Rees(5)†	—	—%	—	—%	141,993,919	44.9%	35.9%
Alan Kirshenbaum(6)†	—	—%	—	—%	—	—%	—%
Craig W. Packer(7)†	—	—%	—	—%	—	—%	—%
Sean Ward(8)†	33,154	*	—	—%	—	—%	*
Marc Zahr(9)	—	—%	45,507,772	7.4%	—	—%	*
Dana Weeks(10)	27,688	*	—	—%	—	—%	*
Claudia Holz(11)	57,688	*	—	—%	—	—%	*
Andrew S. Komaroff	—	—%	—	—%	—	—%	—%
Andrew Laurino(12)†	22,817	*	—	—%	—	—%	*
Andrew Polland(13)	10,777	*	—	—%	—	—%	*
Neena A. Reddy	12,287	*	—	—%	—	—%	*
Stacy Polley(14)	27,688	*	—	—%	—	—%	*
All Directors and Executive Officers of Blue Owl as a Group (14 Individuals)	192,099	*	162,047,772	26.5%	316,016,619	100.0%	82.9%

Five Percent Holders
Owl Rock Capital Feeder LLC(3)(15)†	—	—%	116,540,000	19.0%	174,022,700	55.1%	46.1%
OSREC Feeder, LP (9)	—	—%	45,507,772	7.4%	—	—%	*
BB Holdings AA LP and Affiliates(16)	43,500,000	8.7%	—	—%	—	—%	*
Dyal Capital SLP LP(17)†	—	—%	—	—%	141,993,919	44.9%	35.9%
NBSH Blue Investments, LLC(18)	—	—%	405,085,367	66.2%	—	—%	7.3%
Capital International Investors(19)	33,189,900	6.6%	—	—%	—	—%	*
The Vanguard Group(20)	40,480,663	8.1%	—	—%	—	—%	*
Capital World Investors(21)	63,175,751	12.6%	—	—%	—	—%	1.1%
Managed Account Advisors LLC(22)	30,120,545	6.0%	—	—%	—	—%	*

†    The Principals, Owl Rock Feeder and Dyal Capital SLP LP have agreed to vote the securities reported as beneficially owned by Owl Rock Feeder and Dyal Capital SLP LP in favor of each other’s director designees. Such agreement may be deemed to create a group that beneficially owns all of the securities by each of Owl Rock Feeder and Dyal Capital SLP LP, which holdings would represent 82.1% of the Issuer’s aggregate voting power.
*    Less than one percent.
(1)Unless otherwise noted, the addresses of each of Blue Owl’s directors, officers and five percent holders is 399 Park Avenue, 37th Floor, New York, NY 10019.
(2)Does not include (a) RSUs granted under the 2021 Omnibus Plan as follows: (i) Neena A. Reddy — 442,645, (ii) Andrew Polland — 278,654, (iii) Andrew Laurino — 250,155 and (iv) Sean Ward — 388,661 or (b) Incentive Units issued under the 2021 Omnibus Plan as follows: (i) Alan Kirshenbaum — 1,500,000, (ii) Andrew Polland — 832,038, (iii) Neena A. Reddy — 760,569, (iv) Andrew Laurino — 1,350,419, (v) Sean Ward — 1,656,207, (vi) Marc S. Lipschultz — 2,785,189, (vii) Marc Zahr — 1,673,001, (viii) Michael D. Rees — 2,619,032, (ix) Douglas I. Ostrover — 2,785,189 and (x) Craig W. Packer — 2,605,558. Each RSU represents the contingent right to receive one Class A Share upon vesting and each Incentive Unit upon vesting and when settled will be issued an equal number of Common Units and either Class C or Class D Shares, as applicable. Common Units may be exchanged (after expiration of any applicable lock-up and cancellation of an equal number of Class C Shares or Class D Shares, as applicable) from time to time at the request of the holder for an equal number of newly issued Class A Shares or Class B Shares, as applicable (or at the election of an exchange committee of Blue Owl GP, a cash payment equal to the five-day volume weighted average price of shares of Class A Shares immediately prior to the applicable exchange date).
(3)Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 38,534,736 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover; 15,727,292 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover’s spouse; and 18,087,459 Class D Shares and an equal number of Common Units on behalf of The Douglas I. Ostrover 2016 Descendants’ Trust over which Mr. Ostrover has sole investment and voting power. Due to certain provisions in the organizational documents of Owl Rock Capital Partners LP, Mr. Ostrover may be deemed to beneficially own such Class D Shares and Common Units that are held on his behalf by Owl Rock Capital Feeder LLC. Mr. Ostrover expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Owl Rock Capital Feeder LLC, including any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(4)The number of shares and class ownership percentages reported for Marc S. Lipschultz exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 22,312,440 Class D Shares and an equal number of Common Units held on behalf of Mr. Lipschultz; 24,231,887 Class D Shares and an equal number of Common Units held on behalf of Mr. Lipschultz’s spouse; and 11,550,711 Class D Shares and an equal number of Common Units held on behalf of the Lipschultz Family OR Trust over which Mr. Lipschultz has sole investment and voting power. Mr. Lipschultz expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares. 28,000,000 Common Units held on behalf of Mr. Lipschultz, his spouse and the Lipschultz Family OR Trust have been pledged to a financial institution.
(5)Dyal Capital SLP LP holds 79,472,092 Class D Shares and an equal number of Common Units, on behalf of Mr. Rees, his spouse, or one or more entities controlled by him. By virtue of Mr. Rees’s indirect control of the general partner of and his indirect interests in Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own all of the Class D Shares and Common Units held on his behalf by Dyal Capital SLP LP. Mr. Rees expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Dyal Capital SLP, LP, including any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(6)The number of shares and class ownership percentages reported for Alan Kirshenbaum exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 67,696 Class D Shares and an equal number of Common Units held on behalf of Mr. Kirshenbaum; 2,630,891 Class D Shares and an equal number of Common Units held on behalf of the Alan Kirshenbaum 2015 Family Trust and 2,455,498 Class D Shares and an equal number of Common Units held on behalf of the Kirshenbaum 2019 Family Trust, in each case, over which Mr. Kirshenbaum has sole investment and voting power. Mr. Kirshenbaum expressly disclaims beneficial ownership of such Class D Shares and Common

Units that are held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(7)The number of shares and class ownership percentages reported for Craig Packer exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 25,348,731 Class D Shares and an equal number of Common Units held on behalf of Mr. Packer; 5,086,388 Class D Shares and an equal number of Common Units held on behalf of Mr. Packer’s spouse; and 4,393,421 Class D Shares and an equal number of Common Units held on behalf of Packer Family Trust 2017 (over which Mr. Packer has sole investment and voting power). Mr. Packer expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Owl Rock Capital Feeder LLC, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(8)Sean Ward directly holds 33,154 Class A Shares. The number of shares and class ownership percentages reported for Mr. Ward exclude 17,138,152 Class D Shares and an equal number of Common Units held by Dyal Capital SLP LP on behalf of Mr. Ward, his spouse or one or more entities controlled by him. Mr. Ward expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Dyal Capital SLP LP, as applicable, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(9)OSREC Feeder, LP, a Delaware limited partnership (“OSREC Feeder”), holds 45,507,772 Class C Shares and an equal number of Common Units on behalf of Augustus, LLC, an investment vehicle controlled by Marc Zahr.
(10)Includes 9,485 Class A Shares to be received upon vesting on May 15, 2024, of RSUs granted under the 2021 Omnibus Plan and 18,203 Class A Shares that Ms. Weeks holds directly.
(11)Includes 9,485 Class A Shares to be received upon vesting on May 15, 2024, of RSUs granted under the 2021 Omnibus Plan, 30,000 Class A Shares held by the spouse of Ms. Holz and 18,203 Class A Shares that Ms. Holz holds directly.
(12)Andrew Laurino directly holds 22,817 Class A Shares. The number of shares and class ownership percentages reported for Mr. Laurino exclude 11,056,437 Class D Shares and an equal number of Common Units held by Dyal Capital SLP LP on behalf of Mr. Laurino, his spouse or one or more entities controlled by him. Mr. Laurino expressly disclaims beneficial ownership of such Class D Shares and Common Units that are held by Dyal Capital SLP LP, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(13)Andrew Polland directly holds 10,777 Class A Shares. The number of shares and class ownership percentages reported for Mr. Polland exclude (i) 124,335 Class A Shares held by Blue Owl Exchange LP and (ii) 124,334 Class D Shares and an equal number of Common Units held by Dyal Capital SLP LP on behalf of Mr. Polland, his spouse or one or more entities controlled by him. Mr. Polland expressly disclaims beneficial ownership of such Class A Shares that are held by Blue Owl Exchange LP and Class D Shares and Common Units that are held by Dyal Capital SLP LP and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(14)Includes 9,485 Class A Shares to be received upon vesting on May 15, 2024, of RSUs granted under the 2021 Omnibus Plan and 18,203 Class A Shares that Ms. Polley holds directly.
(15)Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 174,022,700 Class D Shares on behalf of the Owl Rock Principals and 116,540,000 Class C Shares on behalf of Dyal Capital Partners IV Holdings (A) LP. Owl Rock Capital Partners LP is managed by Owl Rock Capital Partners (GP) LLC, which is governed by an executive committee comprised of Messrs. Ostrover, Lipschultz and Packer, with decisions over certain matters requiring the vote of Mr. Ostrover. As such, Mr. Ostrover may be deemed to beneficially own all such Class C Shares, Class D Shares and Common Units. Each of the foregoing individuals and entities disclaims beneficial ownership of the Class C Shares, Class D Shares and Common Units held by Owl Rock Capital Feeder LLC.
(16)Based solely upon information contained in the Schedule 13G filed with the SEC on January 31, 2024. Includes 3,500,000 Class A Shares directly held by BB Holdings AC LP, a Delaware limited partnership (“BB Holdings AC”), 20,000,000 Class A Shares directly held by BB Holdings AA LP, a Delaware limited partnership (“BB Holdings AA” and, together with BB Holdings AC, the “ICQ Limited Partnerships”), 10,000,000 Class A Shares directly held by Co-Investment Portfolio 2021 LP, a Delaware limited partnership (“Co-Investment Portfolio

2021”), 10,000,000 Class A Shares directly held by Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership (“Tactical Opportunities 2020”, and together with the ICQ Limited Partnerships, the “Limited Partnerships”). ICQ BB GP, LLC, a Delaware limited liability company, (“ICQ BB”), the general partner of ICQ Limited Partnerships, may be deemed to beneficially own 23,500,000 Class A Shares, held by the ICQ Limited Partnerships. ICQ Co-Investment II TT GP, LLC, a Delaware limited liability company (“ICQ Co-Investment”),the general partner of Co-Investment Portfolio GP, may be deemed to beneficially own 10,000,000 Class A Shares, beneficially owned by the Co-Investment Portfolio GP. Co-Investment Portfolio GP II LP, a Delaware limited partnership (“Co-Investment Portfolio GP”), the general partner of Co-Investment Portfolio 2021, may be deemed to beneficially own 10,000,000 Class A Shares, held by Co-Investment Portfolio 2021. Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership (“Tactical Opportunities Portfolio GP”), the general partner of Tactical Opportunities 2020, may be deemed to beneficially own 10,000,000 Class A Shares, held by Tactical Opportunities 2020. ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company (“ICQ Tactical Opportunities” and, together with ICQ BB and ICQ Co-Investment, the “Ultimate General Partners”), the general partner of Tactical Opportunities Portfolio GP, may be deemed to beneficially own 10,000,000 Class A Shares, beneficially owned by Tactical Opportunities Portfolio GP. Divesh Makan, a citizen of the United States, may be deemed to beneficially own 43,500,000 Class A Shares, held by the Limited Partnerships, Co-Investment Portfolio Funds, Tactical Opportunities Funds and Mr. Makan. Mr. Makan is the managing member of each of the general partners and may be deemed to have voting, investment, and dispositive power with respect to the shares held by the Limited Partnerships. The address of the foregoing entities and person is c/o ICONIQ Capital, 50 Beale Street, Suite 2300, San Francisco, CA 94105.
(17)By virtue of his indirect control of the general partner of, and his indirect interest in, Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the Class D Shares and the Common Units held by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the Class D Shares and Common Units held by Dyal Capital SLP LP, and any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares The business address for each of Mr. Rees and Dyal Capital SLP LP is 399 Park Avenue, 37th Floor, New York, NY 10019.
(18)NBSH Blue Investments, LLC is the beneficial owner of 405,085,367 Class C Shares and an equal number of Common Units. By virtue of the control of NBSH Blue Investments, LLC by affiliates of NBSH Acquisition, LLC, NBSH Acquisition, LLC may be deemed to beneficially own the Class C Shares beneficially owned by NBSH Blue Investments, LLC. Three or more individuals are expected to have decision making authority with respect to the Class C Shares held indirectly by NBSH Acquisition, LLC, and therefore no individual is a beneficial holder of the shares held by NBSH Acquisition, LLC. The business address for each of NBSH Acquisition, LLC and NBSH Blue Investments, LLC is 1290 Avenue of the Americas, New York, NY 10104.
(19)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on February 9, 2024, by and on behalf of Capital International Investors (“CII”), a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CII's divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” The address of the principal business office of CII is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(20)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on February 13, 2024, by and on behalf of The Vanguard Group. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(21)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on February 9, 2024, by and on behalf of Capital World Investors (“CWI”). CWI is a division of CRMC, as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC), the “investment management entities.” CWI's divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” The address of the principal business office of CWI is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(22)Based solely upon information contained in the Schedule 13G jointly filed with the SEC on February 9, 2024, by and on behalf of Managed Account Advisors LLC. The address of the principal business office of Managed Account Advisors LLC is 101 Hudson Street, 9th Floor, Jersey City, NJ 07302.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Investor Rights Agreement
In connection with the Business Combination, the Company entered into the Investor Rights Agreement. Among other things, the Investor Rights Agreement provides for a ten-person board of directors, consisting of (i) three individuals designated by the ORC Principals (as defined therein), initially to be Doug I. Ostrover, Marc S. Lipschultz and Craig Packer, (ii) two individuals designated by the Dyal Principals (as defined therein), initially to be Michael D. Rees and Sean Ward, (iii) one individual designated by Neuberger, initially to be Andrew Komaroff, (iv) Marc Zahr, who was made a member pursuant to the Oak Street Investor Rights Agreement (discussed below) and (v) three independent directors. Neuberger has certain continued nomination rights for its one director while they maintain in excess of certain ownership percentages, as determined in accordance with the Investor Rights Agreement, and the Principals have agreed to take actions to approve such nominations. Blue Owl has qualified as, and has elected to be treated as, a controlled company within the meaning of the NYSE rules at the closing of the Business Combination, and has agreed to certain covenants in accordance therewith.
The Investor Rights Agreement provides that certain material actions of Blue Owl and/or its subsidiaries require approval of its Board and/or, until certain ownership thresholds are no longer maintained or (in some cases) an applicable time period has not expired, Neuberger. Pursuant to a proposed amendment to the Investor Rights Agreement, subject to effectiveness of the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan, it is contemplated that Neuberger will have consent rights with respect to issuances over certain thresholds under the Amended and Restated Blue Owl Capital Inc. 2021 Equity Incentive Plan. It further provides for certain information and other approval rights to Messrs. Ostrover, Lipschultz and Rees (the “Key Individuals”).
The Investor Rights Agreement also provides Neuberger with certain preemptive rights with respect to future equity offerings by Blue Owl, Blue Owl Holdings, Blue Owl Carry and their subsidiaries, subject to certain exceptions, such as for equity issued as part of an underwritten public offering for cash or as acquisition consideration to unrelated third parties. Neuberger also has certain information rights and confidentiality obligations under the Investor Rights Agreement.
Under the terms of the Investor Rights Agreement, Blue Owl, Blue Owl Holdings and Blue Owl Carry grant the Principals certain customary demand, shelf and piggyback registration rights. Blue Owl also grants the equity holders of Altimar Sponsor LLC certain customary shelf and piggyback registration rights.
Principals Agreement
On August 7, 2023, the Company entered into an agreement (the “Principals Agreement”) with Blue Owl Holdings and each of Douglas Ostrover, Marc Lipschultz, Craig Packer, Alan Kirshenbaum, Marc Zahr, Michael Rees, Sean Ward and Andrew Laurino (the “Principals”, and together with the Company and Blue Owl Holdings, the “Parties”). Pursuant to the terms of the Principals Agreement, (i) subject to certain sunset provisions and the terms of the Investor Rights Agreement, the Principals will not take any action in opposition to any stockholder proposal that is approved and recommended by the Board in accordance with the Investor Rights Agreement and (ii) the Parties are subject to certain mutual non-disparagement and release provisions, as well as provisions regarding administrative leave. The Principals Agreement also sets forth certain mutual releases among the Parties.
Oak Street Investor Rights Agreement
Effective upon the consummation of the Oak Street Acquisition pursuant to the terms of the Oak Street Acquisition Agreement, Blue Owl, Blue Owl GP, Blue Owl Holdings LP, Blue Owl Carry LP, the Key Individuals and Mr. Zahr entered into an investor rights agreement (the “Oak Street Investor Rights Agreement”). The Oak Street Investor Rights Agreement provides, among other things, that Blue Owl, each of the Key Individuals and Mr. Zahr shall take all Necessary Action (as defined under the Oak Street Investor Rights Agreement) to cause Mr. Zahr to be a member of the Board and executive committee of Blue Owl, and Mr. Zahr will enter into a contractual lock-up with respect to Blue Owl common stock or Common Units received by Mr. Zahr and his affiliated entities as part of the transaction.
Oak Street Registration Rights Agreement
Upon consummation of the Oak Street Acquisition, pursuant to the Oak Street Acquisition Agreement, Blue Owl, the holders party thereto, including Mr. Zahr and OSREC Feeder, entered into a Registration Rights Agreement (the “Oak Street

Registration Rights Agreement”), that provides each of the holder parties, including Mr. Zahr and OSREC Feeder, with certain registration rights. Pursuant to the terms of the Oak Street Registration Agreement, in December 2022 Blue Owl filed a resale shelf registration statement registering each Holder’s (as defined under the Oak Street Registration Rights Agreement) resale of the shares of Blue Owl’s common stock.
Exchange Agreement
Blue Owl Capital GP LLC, Blue Owl Holdings, Blue Owl Carry, Blue Owl, Blue Owl MV and the holders of Common Units are parties to the Second Amended and Restated Exchange Agreement, dated as of February 21, 2024 (the “Exchange Agreement”). The Exchange Agreement provides that such holders, subject to any applicable transfer restrictions (including restrictions on Seller Earnout Securities and applicable Lock-Up Periods (as defined therein)), may (subject to the terms of the Exchange Agreement) exchange an equal number of Common Units or Eligible MV Units (as defined therein), as applicable, and cancel an equal number of Class C Shares or Class D Shares, as applicable, for an equal number of Class A Shares or Class B Shares, as applicable, or cash. Under certain circumstances, an exchange committee to be established by Blue Owl GP may elect on behalf of Blue Owl Holdings and Blue Owl Carry to pay holders of Common Units or Eligible MV, as applicable, a cash payment in lieu of delivery of Class A Shares or Class B Shares described in the foregoing sentence, with such cash payment equal to the five-day volume weighted average price of Class A Shares immediately prior to the applicable exchange date. A holder must exchange at least 10,000 Common Units, or Eligible MV Units, as applicable, in each Exchange, unless such holder owns a lesser amount of such units and is exchanging all of the Common Units held by them at such time.
The Exchange Agreement contains restrictions on the timing and amount of Exchanges (as defined therein) of the Common Units and Eligible MV Units, as applicable, that are intended to prevent either of the Blue Owl Operating Partnerships from being treated as a “publicly traded partnership” for U.S. federal income tax purposes; such restrictions are modeled on certain safe harbors provided for under applicable U.S. federal income tax law. Blue Owl GP may also impose additional restrictions on exchanges that Blue Owl or Blue Owl GP determines to be necessary or advisable so that neither of the Blue Owl Operating Partnerships is treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Tax Receivable Agreement
The Blue Owl Operating Partnerships made an election under Section 754 of the Code for the taxable year in which the Business Combination occurred, and such election will remain in effect for any future taxable year in which an exchange of Common Units, or Eligible MV Units, as applicable, for Class A and Class B Shares (or cash) under the Exchange Agreement occurs. Such elections have resulted in increases to the tax basis of the assets of the Blue Owl Operating Partnerships at the time of the Business Combination transactions and are expected to result in such increases for any future exchange of Common Units for Class A and Class B Shares (or cash) under the Exchange Agreement. Additionally, we have acquired from certain of the Owl Rock Equityholders certain corporations formed to hold interests in Owl Rock and are therefore entitled to utilize certain tax attributes of such corporations and are also entitled to utilize other tax attributes of the Blue Owl Operating Partnerships as a result of the Business Combination. Such increases in the tax basis of the tangible and intangible assets of the Blue Owl Operating Partnerships, as well as these other tax attributes, have reduced the amount of tax that Blue Owl or Blue Owl GP would otherwise be required to pay in the future. Such increases in tax basis and other tax attributes have also decreased gains (or increased losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax attributes and associated increased deductions, and a court could sustain such a challenge.
At the closing of the Business Combination, we entered into the Tax Receivable Agreement with the Owl Rock Equityholders and Dyal Equityholders (the “TRA Recipients”) that provides for the payment by Blue Owl GP to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and non-U.S. income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis, existing tax attributes and certain other tax benefits related to our entering into the Tax Receivable Agreement, as described above. This payment obligation is the obligation of Blue Owl GP and not the obligation of the Blue Owl Operating Partnerships. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes. For purposes of the Tax Receivable Agreement, the cash tax savings have been computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the exchanges and no other existing tax attributes (as described above) and had we not entered into the Tax Receivable Agreement (calculated by making certain assumptions).
The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the agreement (as described in more detail below), there is a change of control (as described in more detail below) or we breach any of our material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of the Blue Owl Operating Partnerships, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:
•the timing of exchanges of Common Units for our Class A and Class B Shares (or cash) under the Exchange Agreement—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the relevant Common Units at the time of each exchange;
•the price of our Class A Shares and Class B Shares at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets or other tax attributes, is proportional to the price of our Class A Shares and Class B Shares at the time of the exchange;
•the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, an increase in the tax basis of the assets of the Blue Owl Operating Partnerships (and thus increased deductions) may not be available as a result of such exchange; and
•the amount and timing of our income—we will be required to pay 85% of the cash tax savings, if any, as and when realized.
If we do not have taxable income (determined without regard to the tax basis and other tax attributes that are subject to the Tax Receivable Agreement), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.
Future payments under the Tax Receivable Agreement in respect of subsequent exchanges of Common Units for our Class A and Class B Shares (or cash) under the Exchange Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by the Blue Owl Operating Partnerships are not sufficient to permit the Blue Owl GP to make payments under the Tax Receivable Agreement after it has paid taxes. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Recipients’ continued ownership of us or the Blue Owl Operating Partnerships.
In addition, the Tax Receivable Agreement provides that upon a change of control, our obligations under the Tax Receivable Agreement would be accelerated as if we had exercised our early termination right based on certain assumptions, (as described below) including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.
Furthermore, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the Tax Receivable Agreement includes several assumptions, including (1) that any Common Units that have not been exchanged are deemed exchanged for the market value of our Class A and Class B Shares and the amount of cash that would have been transferred if the exchange had occurred at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to the lesser of (i) 6.5% and (ii) SOFR plus 110 basis points.
As a result of the change in control provisions and the early termination right, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement are based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of the Blue Owl Operating Partnerships that would otherwise be subject to the Tax Receivable Agreement, we will not be reimbursed for any payments previously made under the Tax Receivable Agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax savings.
Blue Owl Limited Partnership Agreements
In connection with the closing of the Business Combination, Blue Owl Holdings and Blue Owl Carry each entered into their respective Blue Owl Limited Partnership Agreements, which, among other things, permit the issuance and ownership of Blue Owl Holdings Common Units and Blue Owl Carry Common Units as contemplated to be issued and owned upon the consummation of the Business Combination, admit Blue Owl GP as the general partner of Blue Owl Holdings and Blue Owl Carry and otherwise amend and restate the rights and preferences of the Blue Owl Holdings Common Units and the Blue Owl Carry Common Units set forth therein.
Subject to certain limitations, Blue Owl GP, as the general partner of each of the Blue Owl Operating Partnerships, will have the sole authority to manage the Blue Owl Operating Partnerships in accordance with the Blue Owl Limited Partnership Agreements and applicable law, provided that (i) such authority is subject to the consent rights of Neuberger described below and (ii) Blue Owl GP is not permitted to override the rights or protections of Blue Owl, its governing bodies and its stockholders pursuant to our certificate of incorporation, the Investor Rights Agreement or any agreement binding on Blue Owl.
Each of the Blue Owl Operating Partnerships has an identical number of Common Units outstanding which are held, in each such entity and in the same proportion, by the same persons. Further, subject to certain exceptions and limitations, the Blue Owl Limited Partnership Agreements permit the applicable Blue Owl Operating Partnership, Blue Owl GP and Blue Owl to undertake all actions necessary to maintain the one-to-one ratios between (i) the number of units in each of the applicable Blue Owl Operating Partnerships held by Blue Owl GP and the number of Class A Shares and Class B Shares issued and outstanding and (ii) the number of Blue Owl Holdings Common Units, the number of Blue Owl Carry Common Units and the number of Class C Shares or Class D Shares, as applicable, held by any person.
Pursuant to the Blue Owl Limited Partnership Agreements, except with respect to “tax distributions” described below, Blue Owl GP has the right to determine when distributions will be made to the partners of the Blue Owl Operating Partnerships (including to Blue Owl GP, with respect to its economic general partner interest in the Blue Owl Operating Partnerships) and the amount of any such distributions, provided that any such distribution is made to all of the partners pro rata in accordance with their respective ownership of Common Units.
The Blue Owl Limited Partnership Agreements provide for mandatory “tax distributions” to the partners of the Blue Owl Operating Partnerships if the taxable income of the relevant Blue Owl Operating Partnership gives rise to taxable income for its partners. Generally, these tax distributions are computed based on an estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate, equal to the highest combined maximum marginal U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York.

The Blue Owl Limited Partnership Agreements also provide Neuberger with the same rights it has under the Investor Rights Agreement with respect to Blue Owl and its subsidiaries, including preemptive rights on certain future equity issuances, consent rights on certain material matters and the right to receive information with respect to the Blue Owl Operating Partnerships, as is more fully described under the subsection entitled “Investor Rights Agreement” above.
On October 22, 2021, we amended the 2021 Omnibus Plan and effectuated the Second Amended and Restated Blue Owl Limited Partnership Agreements of the Blue Owl Partnerships to increase the share limit under the 2021 Omnibus Plan and to allow for the issuance, from time to time, of certain Incentive Units to Blue Owl MV, a vehicle formed for the benefit of certain management employees of Blue Owl, by Blue Owl Carry and Blue Owl Holdings, which Incentive Units issuances would be in addition to the issuance of certain RSUs. The Incentive Units entitle the recipient to receive, through Blue Owl MV, distributions from either Blue Owl Holdings or Blue Owl Carry in accordance with the terms of, and subject to any restrictions contained in, the applicable limited partnership agreement for each of Blue Owl Carry, Blue Owl Holdings and Blue Owl MV, and will be counted against the share limit under the Plan on a 1.25:1.00 basis.
In addition to any awards that it may grant on an ongoing basis, Blue Owl expects to make grants pursuant to the 2021 Omnibus Plan under annual or year-end incentive programs, including grants of Incentive Units and RSUs pursuant to the 2021 Omnibus Plan to its executive officers on an annual basis on or around December or January of each year, including certain of its NEOs. Any Incentive Units or RSUs granted by Blue Owl under such programs generally will be subject to time vesting, and if the recipient’s employment or service is terminated by Blue Owl without cause or due to death or disability, the plan administrator has discretion to accelerate and vest any unvested Incentive Units or RSUs, as applicable, upon such termination, and, upon any other termination, any unvested Incentive Units or RSUs, as applicable, will be immediately terminated and forfeited for no consideration. Upon a Change in Control (as defined in the 2021 Omnibus Plan), the vesting of all or a portion of any unvested Incentive Units may be accelerated in the discretion of the plan administrator and the treatment of any unvested RSUs will be determined in accordance with the terms of the 2021 Omnibus Plan. Awards under such programs will generally vest over three to five years, subject to continued employment by, or service to, Blue Owl on each applicable vesting date. The Incentive Units will be settled by delivery of an equal number of Common Units of the Blue Owl Partnerships and either Class C or Class D Shares of Blue Owl, as applicable, upon the vesting and liquidation of such Incentive Units, and the RSUs will be settled by delivery of an equal number of Class A Shares of Blue Owl. The Incentive Units or RSUs will be subject to other conditions set forth in the award agreement, such as, for the Incentive Units, specified minimum ownership terms and, for both Incentive Units and RSUs, compliance with the recipient’s applicable restrictive covenant obligations.
GP Stakes IV’s Investment in Owl Rock
Prior to the Business Combination, GP Stakes IV owned a 20% interest in Owl Rock and continues to own Blue Owl interests through Owl Rock Feeder issued in respect of such interests. One of Blue Owl’s controlled affiliates is the investment adviser to GP Stakes IV. The management fees payable by GP Stakes IV to the Blue Owl-controlled adviser were established as part of the offering of interests in GP Stakes IV to its investors, and the calculation of such fees has not been modified because Blue Owl is both an investment of, and the adviser to, GP Stakes IV. The investment committee at GP Stakes IV includes Michael Rees, Sean Ward and Andrew Laurino. From time to time, GP Stakes IV may sell its interests in Blue Owl through registered offerings, open market sales or privately negotiated transactions.
Neuberger, certain employees of Dyal and of Neuberger and certain investors in Blue Owl are entitled to receive distributions of carried interest attributable to GP Stakes IV. Such carried interest distributions may include profits generated by the performance of Blue Owl. As Blue Owl does not own carried interest in respect of GP Stakes IV, Blue Owl will not be entitled to receive any distributions of carried interest attributable to GP Stakes IV.
Investments by Related Parties in our Funds
As of December 31, 2023, assets under management related to our executives and other employees totaled approximately $3.1 billion (including $1.8 billion related to accrued carried interest). A portion of these assets under management are not charged fees.
Our executive officers and directors have the opportunity to invest their own capital in products managed by us. These investments are generally on the same terms and conditions as third party investors, except that these investments generally are not subject to management fees or carried interest. These investment opportunities are also available to our senior professionals whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage these persons to invest in the products managed by us because we believe that such investing further aligns their interests with those of the limited partners of our funds and our firm.
In addition, our independent directors are permitted to participate in such investments up to a certain threshold, which the Board has determined will not compromise their independence.
During the year ended December 31, 2023, the following executive officers and directors invested their own capital in and alongside our funds (including amounts related to indirect investments made through pooled vehicles and excluding open market purchases): Mr. Ostrover invested an aggregate of $20,447,584; Mr. Lipschultz invested an aggregate of $16,729,841; Mr. Kirshenbaum invested an aggregate of $1,021,917; Mr. Komaroff invested an aggregate of $111,341; Mr. Laurino invested an aggregate of $3,466,808; Mr. Packer invested an aggregate of $5,872,553; Mr. Polland invested an aggregate of $487,901; Ms. Reddy invested an aggregate of $15,500; Mr. Rees invested an aggregate of $9,433,639; Mr. Ward invested an aggregate of $2,766,797; and Mr. Zahr invested an aggregate of $4,898,544.
Some of our products generate performance-based fees, including carried interest. The Company will generally be allocated 15% of the carried interest attributable to Blue Owl GP Stakes V and future GP Strategic Capital products as well as 15% of the carried interest in existing and future Real Estate and Credit products.
In connection with the formation of Blue Owl Real Estate Net Lease Trust (“ORENT”) in August 2022, Owl Rock Feeder FIC LLC (“FIC”), an entity owned and controlled by certain of our senior management, including Messrs. Ostrover, Lipschultz, Packer and Kirshenbaum, acquired interests of ORENT for $2,100,000, which amount represented the net asset value of such interests at such time. Following the completion of fundraising in ORENT by third party investors, in January 2023 we acquired the interests in ORENT owned by FIC for $2,158,758, which amount represented the net asset value of such interests at such time.
Family Relationships
Matthew Rees, brother of Michael D. Rees, Director and Co-President of the Company, is an employee of, and receives compensation from the Company. During 2022, Matthew Rees served, and currently serves, as a Managing Director. In 2023, Matthew Rees received (i) a base salary of approximately $245,060 and (ii) a bonus of approximately $7,997,311 (inclusive of stock awards as valued under ASC 718).
Use of Private Aircraft
Blue Owl may make use of aircraft owned by its related parties for business purposes in the ordinary course of its operations and in accordance with any applicable travel policy. Blue Owl will reimburse such related parties for this use based on current market rates which will generally be determined based on a comparable quote from a third-party charter company. The reimbursement may be recovered from a Blue Owl fund to the extent and in such amount that such reimbursement is eligible under such fund’s agreements and in accordance with applicable policies and procedures. Blue Owl will not bear any operating, personnel or maintenance costs associated with the aircraft. Personal use of the aircraft will not be charged to Blue Owl. The Company recorded expenses for aircraft reimbursements of $3.2 million for the year ended December 31, 2023.
Related Person Transaction Policy
Blue Owl’s Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Blue Owl or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 in any fiscal year, and in which any related person had, has or will have a direct or indirect material interest. In the future, our executive officers, other employees and directors may make similar investments in our products in the ordinary course.

A “Related Person” means:
•any person who is, or was (since the beginning of the last fiscal year for which Blue Owl has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role), one of Blue Owl’s executive officers or a member, or nominee for director, of the Blue Owl Board;
•any person who is known by Blue Owl to be the beneficial owner of more than five percent (5%) of our voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock;
•any entity in which any of the foregoing persons serves as an executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any positions other than that of a limited partner;
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person, or together with any of the foregoing persons, has a 10 percent (10%) or greater beneficial ownership interest; or
•an entity at which any of the foregoing persons above is employed if (a) the person is directly involved in the negotiation of the Related Party Transaction or will have or share primary responsibility at such entity for the performance of the Related Party Transaction or (b) the person’s compensation from the entity is directly tied to the Related Party Transaction.
Blue Owl has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. For example, Blue Owl has a Code of Business Conduct and Ethics that generally prohibits officers or directors of Blue Owl from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of Blue Owl. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee will be required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).
Indemnification
Upon the consummation of the Business Combination, we entered into indemnification agreements with each of the newly elected directors and newly appointed executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our amended and restated bylaws.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent or more of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the Forms 3, 4 and 5, and amendments thereto, filed during the most recent fiscal year or written representations from such persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, with respect to the fiscal year ended December 31, 2023, all of our directors, executive officers and holders of more than ten percent of our common stock complied in a timely manner with all of the reporting requirements under Section 16(a) for such fiscal year, except for the following Form 4 transactions which were filed on an untimely basis: one late report during fiscal year 2023 by Neena Reddy, General Counsel and Secretary, with respect to a withholding of Class A Shares for a payment of tax liability related to the vesting of RSUs.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has the responsibility to approve the appointment of and compensation of the Company’s independent accounting firm that audits the Company’s financial statements. The audit committee has approved the appointment of KPMG as the independent registered public accounting firm for the Company for the year ending December 31, 2024.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.
KPMG has advised the Company that neither the firm nor any present member or associate of it has any financial interest, direct or indirect, in the Company or its affiliates.
The Company expects that a representative of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.
The Company engaged KPMG to act as its independent registered public accounting firm for fiscal year 2023.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth the aggregate fees for professional services provided by our independent registered public accounting firm, KPMG, presenting separately the amounts related to the Company’s audit from the amounts related to the audits of the funds managed by the Company (such funds are not consolidated into the Company’s financial statements).

	For the Year Ended December 31,
	2023		2022
	The Company	Funds	The Company	Funds

Audit fees(1)	$4,535,460	$16,679,077	$3,898,598	$14,047,870
Audit-related fees(2)	11,500	—	11,500	3,530,913
Tax fees(3)	—	1,346,130	52,837	2,581,350
Total	$4,546,960	$18,025,207	$3,962,935	$20,160,133
(1)Audit fees consisted of fees for services related to the annual audits of our consolidated and combined financial statements, reviews of our interim consolidated and combined financial statements, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements.
(2)Audit-related fees consisted of fees related to financial due diligence services and attestation services.
(3)Tax fees consisted of fees related to tax compliance and tax advisory services.
In accordance with our Corporate Governance Guidelines, the audit committee has the responsibility to approve the appointment of and compensation of KPMG. All services reported for the Company in the audit fees, audit-related fees and tax fees above were approved by the audit committee. KPMG performed the services for the funds reported above for the years ended December 31, 2023 and 2022, of which the audit committee was aware of and considered when determining the independence of KPMG.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2024.

AUDIT COMMITTEE REPORT
The audit committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Governance page of our Investor Relations website located at ir.blueowl.com. The Board has determined that each of Ms. Holz, Polley and Weeks is independent as independence is defined under the applicable section of the NYSE rules, and that each of Ms. Holz, Polley and Weeks is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that Ms. Holz qualifies as an “audit committee financial expert.”
The primary purposes of the audit committee are to assist the Board in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve any related person transactions.
As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, KPMG LLP, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing KPMG LLP and the lead audit partner, the audit committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of KPMG LLP’s performance, the technical capabilities of the engagement teams, external data concerning KPMG LLP’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”) and the engagement teams’ understanding of our Company’s business. The audit committee and the Board believe that the continued retention of KPMG LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024.
The audit committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and KPMG LLP with respect to our audited year-end financial statements.
Further, the audit committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications With Audit Committees, received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the auditors’ independence. In determining KPMG LLP’s independence, the audit committee considered, among other things, whether KPMG LLP’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The audit committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from KPMG LLP, the audit committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act of 1933, as amended, or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
The audit committee
Claudia Holz (Chairperson)
Stacy Polley
Dana Weeks

PROPOSAL 3: APPROVAL OF THE AMENDED AND RESTATED
BLUE OWL CAPITAL INC. 2021 EQUITY INCENTIVE PLAN
Overview
We are asking our stockholders to approve an amendment and restatement (the “Plan Amendment”) of the Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Omnibus Plan”), which, if approved by our stockholders, will (i) increase the number of shares (as defined in the 2021 Omnibus Plan) available for issuance under the 2021 Omnibus Plan by 70,700,092 shares (all of which may be issued pursuant to the exercise of incentive stock options), (ii) add an “evergreen” provision whereby the share limit will be subject to an annual increase on January 1 of each calendar year beginning in 2025, and ending in and including 2034, equal to the positive difference, if any, of (a) 5% of the aggregate number of Class A Shares and Class B Shares, in each case, outstanding on the last day of the immediately preceding fiscal year (assuming that all Blue Owl Operating Group Units have converted on a one-for-one basis into Class A Shares) minus (b) the aggregate number of shares that were available for the issuance of future awards under the 2021 Omnibus Plan on such last day of the immediately preceding fiscal year, unless the administrator should decide to increase the number of shares covered by the 2021 Omnibus Plan by a lesser amount on any such date, (iii) update the definition of “Eligible Recipient” to mean an employee, director or any other individual engaged by the Company or any subsidiary or affiliate thereof (including consultants), who has been selected as an eligible participant by the administrator (and in respect of whom any reference to “employment” will be interpreted as including a reference to the Eligible Recipient’s engagement by the Company or any subsidiary or affiliate thereof, in any capacity), (iv) provide that Incentive Units are counted against the number of shares available for issuance on a one to one basis (provided that each Incentive Unit issued prior to the effective date of the Plan Amendment will be counted against the number of shares available for issuance on a 1.25 to one basis), (v) remove the annual limit on the number of shares subject to non-employee director grants and (vi) amend the effective date and term of the 2021 Omnibus Plan to the date that the Plan Amendment is approved by the stockholders of the company, and the tenth anniversary of such date, respectively.
The Board adopted the Plan Amendment on April 23, 2024, subject to the approval of our stockholders at the Annual Meeting. The Board believes that aligning the interests of employees and other service providers with those of long-term stockholders is a key element of compensation at the Company; accordingly, it is essential that Company maintain the flexibility and sufficient share reserve to appropriately incentivize employees and other service providers. The proposal is intended to increase the number of shares available under the 2021 Omnibus Plan and is needed to continue our equity compensation program, which is an important element in our ability to remain competitive in attracting and retaining experienced talent. We believe that our ability to recruit, retain and incentivize top talent will be adversely affected if the Plan Amendment is not approved.
If the Plan Amendment is approved by our stockholders at the Annual Meeting, the Plan Amendment will become effective on the date of the Annual Meeting. If the Plan Amendment is not approved by our stockholders at the Annual Meeting, the Plan Amendment will not become effective and the 2021 Omnibus Plan will continue in effect (without giving effect to the Plan Amendment), and we will be subject to the current share limit set forth in the 2021 Omnibus Plan, reduced by any shares previously issued pursuant to awards granted under the 2021 Omnibus Plan, as well as any shares subject to outstanding awards granted under the 2021 Omnibus Plan.
If the Plan Amendment is approved by our stockholders, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional Class A Shares as soon as reasonably practicable thereafter.
Historical Information
The 2021 Omnibus Plan (as previously amended on October 22, 2021) provides that the aggregate number of shares that have been authorized for issuance under the 2021 Omnibus Plan is 101,230,522 shares (subject to adjustment as provided in the 2021 Omnibus Plan). Incentive Units are counted against the number of shares available on a 1.25 to one basis.
As of April 19, 2024, 17,771,302 shares were available for issuance under the 2021 Omnibus Plan, after giving effect to shares previously issued pursuant to awards under the 2021 Omnibus Plan and shares subject to outstanding awards under the 2021 Omnibus Plan.

The market price of a Class A Share as of April 19, 2024 was $18.26. For additional information regarding equity-based awards previously granted under the 2021 Omnibus Plan, please see Note 8 to our consolidated financial statements filed with our Form 10-K for the fiscal year ended December 31, 2023.
Summary of the Material Terms of the 2021 Omnibus Plan
The following is a summary of the material terms of the 2021 Omnibus Plan, after giving effect to the Plan Amendment, and is qualified in its entirety by reference to the Plan Amendment included as Annex A to this proxy statement, which is incorporated by reference into this Proposal 3. The only material changes to the 2021 Omnibus Plan as a result of the Plan Amendment would be to (i) increase the number of shares available for issuance under the 2021 Omnibus Plan by 70,700,092 shares (all of which may be issued pursuant to the exercise of incentive stock options), (ii) add an “evergreen” provision whereby the share limit will be subject to an annual increase on January 1 of each calendar year beginning in 2025, and ending in and including 2034, equal to the positive difference, if any, of (a) 5% of the aggregate number of Class A Shares and Class B Shares, in each case, outstanding on the last day of the immediately preceding fiscal year (assuming that all Blue Owl Operating Group Units have converted on a one-for-one basis into Class A Shares) minus (b) the aggregate number of shares that were available for the issuance of future awards under the 2021 Omnibus Plan on such last day of the immediately preceding fiscal year, unless the administrator should decide to increase the number of shares covered by the 2021 Omnibus Plan by a lesser amount on any such date, (iii) update the definition of “Eligible Recipient” to mean an employee, director or any other individual engaged by the Company or any subsidiary or affiliate thereof (including consultants), who has been selected as an eligible participant by the administrator (and in respect of whom any reference to “employment” will be interpreted as including a reference to the Eligible Recipient’s engagement by the Company or any subsidiary or affiliate thereof, in any capacity), (iv) provide that Incentive Units are counted against the number of shares available for issuance on a one to one basis (provided that each Incentive Unit issued prior to the effective date of the Plan Amendment will be counted against the number of shares available for issuance on a 1.25 to one basis), (v) remove the annual limit on the number of shares subject to non-employee director grants and (vi) amend the effective date and term of the 2021 Omnibus Plan to the date that the Plan Amendment is approved by the stockholders of the company, and the tenth anniversary of such date, respectively.
Purpose
The purpose of the 2021 Omnibus Plan is to provide an additional incentive to selected employees, directors and other service providers of Blue Owl and its subsidiaries or affiliates, whose contributions are integral to the growth and success of Blue Owl’s business, in order to strengthen their commitment to Blue Owl, motivate them to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons and promote the long-term growth and profitability of Blue Owl.
Awards
The 2021 Omnibus Plan provides for the grant of the following types of awards (each, an “award”): (i) stock options (in the form of either incentive stock options, within the meaning of Section 422 of the Code or non-qualified stock options), (ii) share appreciation rights (“SARs”), (iii) restricted shares, (iv) RSUs, (v) performance shares, (vi) unrestricted shares, (vii) Blue Owl Operating Group Awards, and (viii) other share-based awards.
Securities Offered
Subject to adjustment pursuant to the 2021 Omnibus Plan, the aggregate number of shares that may be issued or delivered with respect to awards granted under the 2021 Omnibus Plan will not exceed 171,930,614 shares, all of which may be issued pursuant to the exercise of incentive stock options. The share limit will be subject to an annual increase on January 1 of each calendar year beginning in 2025, and ending in and including 2034, equal to the positive difference, if any, of (i) 5% of the aggregate number of Class A Shares and Class B Shares, in each case, outstanding on the last day of the immediately preceding fiscal year (assuming that all Blue Owl Operating Group Units have converted on a one-for-one basis into Class A Shares) minus (ii) the aggregate number of shares that were available for the issuance of future awards under the 2021 Omnibus Plan on such last day of the immediately preceding fiscal year, unless the administrator should decide to increase the number of shares covered by the 2021 Omnibus Plan by a lesser amount on any such date. Subject to the 2021 Omnibus Plan, any Blue Owl Operating Group Units granted under the 2021 Omnibus Plan will, without duplication, (a) reduce the number of shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2021 Omnibus Plan on a one-for-one basis, and (b) will be delivered, if applicable, in accordance with the Blue Owl Limited

Partnership Agreements. Any award under the 2021 Omnibus Plan settled in cash will not be counted against the share limit. Notwithstanding anything to the contrary contained in the 2021 Omnibus Plan, shares subject to an award under the 2021 Omnibus Plan will again be made available for issuance or delivery under the 2021 Omnibus Plan if such shares are (1) tendered in payment of a stock option, (2) delivered or withheld by the Company to satisfy any tax withholding obligation or (3) subject to an award that expires or is canceled, forfeited, surrendered, exchanged or terminated without issuance of the full number of shares to which the award related, provided that shares recredited to the share limit pursuant to clauses (1) and (2) may not be issued pursuant to incentive stock options.
Administration
The 2021 Omnibus Plan will initially be administered by the Board or such other committee of the Board to which it has properly delegated power (such administering body referred to herein, for purposes of this description of the 2021 Omnibus Plan, the “Committee”). Subject to the requirement of applicable law or any stock exchange on which the shares are listed, the Committee may delegate all or any portion of its authority to two or more individuals (who may or may not be members of the Board) in accordance with the terms of the 2021 Omnibus Plan. Subject to the terms of the Investor Rights Agreement, the Committee is authorized to: (i) designate participants; (ii) determine the types of awards to be granted to a participant; (iii) determine the number of shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award, including, but not limited to, any restrictions, performance goals, exercise price, vesting schedule and terms upon which awards may be forfeited applicable to awards; (v) determine whether, to what extent and under what circumstances and by what method or methods (including in the form of cash or other property) awards may be settled; (vi) determine the fair market value with respect to any awards; (vii) determine the duration and purpose of leaves of absence which may be granted to a participant without constituting a termination of service for purposes of stock options granted under the 2021 Omnibus Plan; (viii) adopt, alter and repeal such administrative rules, guidelines and practices governing the 2021 Omnibus Plan as it deems advisable; (ix) construe and interpret the terms and provisions of the 2021 Omnibus Plan and any award issued thereunder (and any award agreement relating thereto), and otherwise supervise the administration of the 2021 Omnibus Plan and exercise all powers and authorities either specifically granted under the 2021 Omnibus Plan or necessary and advisable in the administration of the 2021 Omnibus Plan; and (x) determine whether to require a participant, as a condition of receiving any award, to not sell or otherwise dispose of shares or units acquired pursuant to the exercise or vesting of an award for a period of time as determined in the sole discretion of the Committee following the date of the acquisition of such award, shares or units. All decisions made by the Committee pursuant to the provisions of the 2021 Omnibus Plan are final, conclusive and binding upon all persons, including the Company and any participant.
Eligibility
Eligible participants include any employee, director or any other individual engaged by the Company or any subsidiary or affiliate thereof (including consultants), who has been selected as an eligible participant by the Committee. The basis for participation in the 2021 Omnibus Plan is the Committee’s decision to select participants from among those eligible. As of March 31, 2024, 727 employees, 4 directors and 12 other individuals engaged by the Company or any subsidiary or affiliate thereof, were eligible to participate in the 2021 Omnibus Plan.
Types of Awards
Options. Under the 2021 Omnibus Plan, the Committee may grant non-qualified stock options and incentive stock options with terms and conditions determined by the Committee and set forth in the award agreement that are not inconsistent with the 2021 Omnibus Plan; provided, that all stock options granted under the 2021 Omnibus Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our Class A Shares underlying such stock options on the date such stock options are granted, and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code, including without limitation, having a per share exercise price for any incentive stock option granted to a ten percent stockholder that is not less than 110% of the fair market value of our Class A Shares underlying such incentive stock option on the date such incentive stock option is granted. The maximum term for stock options granted under the 2021 Omnibus Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. The purchase price for the Class A Shares as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (A) by means of consideration received under any cashless exercise procedure approved by the Committee (including the withholding of Class A Shares otherwise issuable upon exercise); (B) in the form of unrestricted Class A Shares already owned by the participant, which, (x) in the case of unrestricted Class A Shares acquired upon exercise of a stock option, have been held by the participant for such period as may be established by the Committee in order to avoid adverse accounting treatment under applicable accounting principles, and (y) have a fair market on the date of surrender equal to the aggregate exercise price of the Class A Shares as to which such stock option will be exercised; (C) any other form of consideration approved by the Committee and permitted by applicable law; or (D) any combination of the foregoing.
SARs. The Committee may grant SARs under the 2021 Omnibus Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2021 Omnibus Plan. The maximum term for SARs granted under the 2021 Omnibus Plan will be ten years from the initial date of grant. The Committee may award SARs either alone or in conjunction with all or part of any other award. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, Class A Shares or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one Class A Share over (b) the strike price per Class A Share covered by the SAR, times (ii) the number of Class A Shares covered by the SAR, less any taxes required to be withheld. The strike price per Class A Share covered by a SAR will be determined by the Committee at the time of grant, but in no event may such amount be less than 100% of the fair market value of a Class A Share on the date the SAR is granted.
Restricted Shares, RSUs and Performance Shares. The Committee may grant under the 2021 Omnibus Plan, restricted shares of our Class A Shares, performance shares of our Class A Shares, or RSUs, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one Class A Share for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof), in each case, with terms and conditions determined by the Committee that are not inconsistent with the 2021 Omnibus Plan. Except as otherwise provided in the award agreement, a holder of a RSU will generally not have the rights of a stockholder with respect to shares subject to such award until such shares are issued in accordance with the terms of the award agreement. Except as may be provided in the applicable award agreement, a holder of a restricted share or performance share will generally have the rights of a stockholder of the Company; provided, however, that unless otherwise provided in the award agreement, such holder will not have rights to any distributions declared on unvested restricted shares or performance shares.
Blue Owl Operating Group Awards. The Committee may grant, subject to limitations under applicable law, other types of equity-based, equity-related or cash-based awards valued in whole or in part by reference to, or otherwise calculated by reference to or based on, Blue Owl Operating Group Units, in such amounts and subject to such terms and conditions as the Committee may determine. These awards may entail the transfer of Class A Shares or Blue Owl Operating Group Units to recipients, and may be in the same form as awards that are permitted to be granted under the 2021 Omnibus Plan. Incentive Units will entitle the holder thereof to receive distributions from the Blue Owl Operating Partnerships in accordance with the terms of the Blue Owl Limited Partnership Agreements. Each individual Incentive Unit will be counted against the number of shares on a one to one basis for purposes of calculating the share limit, provided that, each Incentive Unit issued prior to the effective date of the Plan Amendment will be counted against the number of shares available for issuance on a 1.25 to one basis.
Other Share-Based or Unit-Based Awards. The Committee may grant other share-based or unit-based awards under the 2021 Omnibus Plan, with terms and conditions determined by the Committee that are not inconsistent with the 2021 Omnibus Plan, and the Committee may settle such awards for cash or other property. The Committee may provide as part of such share-based or unit-based award dividend equivalent rights, on such terms and conditions as may be determined by the Committee in its sole discretion.
Equitable Adjustments. In the event of any merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, distribution, share split or reverse share split, combination or exchange of shares, other change in structure or declaration of a distribution, which the Committee determines affects shares or Blue Owl Operating Group Units (each, a “Change in Capitalization”), an equitable substitution or proportionate adjustment will be made in a manner determined by the Committee in its sole discretion, in (i) the aggregate number of shares and units reserved for issuance under the 2021 Omnibus Plan and the maximum number of shares and units that may be subject to awards granted to any participant in any calendar or fiscal year, (ii) the kind, number and exercise price subject to outstanding stock options and SARs, (iii) the kind, number and purchase price of shares or units subject to outstanding awards of restricted shares, RSUs, performance shares, unrestricted shares or other share-based or unit-based awards, and (iv) annual award limits or other value determinations or the terms and conditions of any outstanding awards

(including, without limitation, any applicable performance targets or vesting criteria with respect thereto) applicable to shares or units subject to outstanding awards; provided, however, that any fractional shares or units resulting from the adjustment will be eliminated. Equitable substitutions or adjustments will also be made if the Committee determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding award granted under the 2021 Omnibus Plan.
Certain Transactions
In connection with a Change in Capitalization (other than a change in control), the Committee will take necessary action to adjust the outstanding awards to reflect the Change in Capitalization, including, but not limited to: (i) the substitution or assumption of awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on or termination of awards, or a period of time (which will not be required to be more than ten days) for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event), and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation in an amount equal to the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share received or to be received by other stockholder of Blue Owl in such event), including, in the case of an outstanding stock option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value of the shares subject to such stock option or SAR over the aggregate exercise price of such stock option or SAR (with the ability to cancel and terminate without any payment or consideration any stock option or SAR having a per share exercise price equal to, or in excess of, the fair market value of a share subject thereto), or, in the case of restricted shares, RSUs or other share-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation, or the underlying shares in respect thereof. Payments for awards that are cashed out pursuant to the foregoing prong will be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a participant to receive property, cash or securities (or combination thereof) as such participant would have been entitled to receive upon the occurrence of the transaction if the participant had been, immediately prior to such transaction, the holder of the number of shares covered by the award at such time (less any applicable exercise price). The Committee has discretion to take any of the foregoing actions connection with a change in control.
Non-transferability of Awards. Subject to the terms of the 2021 Omnibus Plan and except as otherwise provided in an award agreement, no participant will be permitted to sell, transfer, pledge or assign any restricted shares, RSUs, performance shares or other share-based or unit-based awards. Except as otherwise determined by the Committee, no stock option or SAR will be transferable by a participant other than by will or by the laws of descent and distribution. The Committee may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a participant’s lifetime of a stock option or SAR to certain family members in accordance with the terms of the 2021 Omnibus Plan; provided, however, that, in addition to such other terms and conditions as the Committee may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred stock option or SAR, in whole or in part, other than by will or by operation of the laws of descent and distribution. Each permitted transferee will agree to be bound by the provisions of the 2021 Omnibus Plan and the applicable award agreement.
Clawback
All awards and any shares issued or cash paid pursuant to an award, will be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, Blue Owl from time to time
Amendment and Termination
Subject to any approval rights set forth in the Investor Rights Agreement, the Board may amend, alter or terminate the 2021 Omnibus Plan or any portion thereof at any time except that no such amendment, alteration or termination may be made without stockholder approval if such approval is necessary to satisfy the requirement of any rules of the stock exchange on which the shares are listed or other law, as applicable. Additionally, unless otherwise permitted under the terms of the 2021 Omnibus Plan, a participant’s consent is required for any such amendment, alteration or termination would be made that would materially impair the rights of any such participant, unless the Committee determines that such amendment is required or advisable (i) in order for Blue Owl, the 2021 Omnibus Plan or the award to satisfy any law or regulation, to meet the requirements of any accounting standard or to correct an administrative error, or to reflect or give effect to a change in law, or

(ii) to ensure compliance with the Exchange Act or another applicable law, or any rules or regulations promulgated thereunder.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2021 Omnibus Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options
A participant generally recognizes no taxable income upon the grant of a stock option. Upon the exercise of a nonqualified stock option, the participant will normally recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the Class A Shares for which the option is exercised over the aggregate option exercise price. Income and payroll taxes are generally required to be withheld by the participant’s employer on the amount of ordinary income resulting to the participant from the exercise of a stock option. The amount recognized as income by the participant is generally deductible by the participant’s employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation by the applicable provisions of the Code. Upon a sale of the Class A Shares received by the participant upon exercise of the stock option, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that stock. The participant’s holding period for shares acquired upon the exercise of a stock option begins on the date of exercise of that stock option.
Incentive Stock Options
A participant generally recognizes no taxable income upon the grant or exercise of an incentive stock option; however, the exercise of an incentive stock option will generally give rise to an item of tax preference that may result in alternative minimum tax liability for the participant. If Class A Shares are issued to a participant after the exercise of an incentive stock option and if no disqualifying disposition of those shares is made by that participant within two years after the date of grant or within one year after the receipt of those shares by that participant, then generally:
•upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that participant as a long-term capital gain, and
•Blue Owl will not be allowed a deduction.
If Class A Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, that disposition would be a “disqualifying disposition”, and generally:
•the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise, or, if less, the amount realized on the disposition of the shares, over the option exercise price, and
•Blue Owl will be entitled to deduct that amount.
Any other gain realized by the participant on that disposition will generally be taxed as short-term or long-term capital gain and will normally not result in any deduction to us. If this exercise is effected using Class A Shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares may be a disqualifying disposition of those Class A Shares if the holding periods discussed above have not been met.
If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified option. Subject to some exceptions for disability or death, an incentive stock option generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following a termination of employment.

SARs. Upon the exercise of a SAR, the participant will generally recognize compensation income in an amount equal to the cash received plus the fair market value of any Class A Shares received from the exercise. The participant’s holding period for shares acquired after the exercise of a SAR begins on the exercise date. Income and payroll taxes are generally required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a SAR, the participant’s employer will generally be entitled to a deduction in the amount of the compensation income recognized by the participant, subject to any provisions of the Code that may limit such deductions, if applicable.
Restricted Shares, RSUs and Other Share-Based Awards. Restricted shares that are subject to a substantial risk of forfeiture generally result in income recognition by the participant in an amount equal to the excess of the fair market value of the shares of stock at the time the restrictions lapse over the purchase price, if any, paid to acquire the restricted shares. However, if permitted by Blue Owl, a recipient of restricted shares may make an election under Section 83(b) of the Code to instead be taxed on the excess of the fair market value of the shares granted, measured at the time of grant and determined without regard to any applicable risk of forfeiture or transfer restrictions, over the purchase price, if any, of such restricted shares. A participant who has been granted Class A Shares that are not subject to a substantial risk of forfeiture for federal income tax purposes will generally realize ordinary income in an amount equal to the fair market value of the shares at the time of grant. A recipient of RSUs, performance awards or other share-based awards (other than restricted shares) will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares received at settlement. In each of these cases, Blue Owl will normally have a corresponding tax deduction at the same time the participant recognizes such income, subject to the limitations of the Code, if applicable.
Section 409A of the Code
Certain types of awards under the 2021 Omnibus Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Omnibus Plan and awards granted under the 2021 Omnibus Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Omnibus Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE INCENTIVE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.
New Plan Benefits
Because awards to be granted in the future under the 2021 Omnibus Plan, as amended by the Plan Amendment, are at the discretion of the Committee, it is not possible to determine the benefits or the amounts received or that will be received under the 2021 Omnibus Plan by eligible participants, including the executive group, non-executive director group and non-executive officer employee group.
Equity Compensation Plan Information
The following table provides certain information with respect to the 2021 Omnibus Plan as of December 31, 2023, the only equity compensation plan in effect as of such date.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	73,167,342	—	17,771,302
Equity compensation plans not approved by security holders	—	—	—
Total	73,167,342	—	17,771,302
(1)Column (a) reflects 29,107,582 Class A Shares issuable in respect of RSUs outstanding as of April 19, 2024, 2,892,248 Class A Shares issued in respect to RSUs that have vested through April 19, 2024, and 41,167,512 Class A Shares issuable in respect of Incentive Units outstanding as of April 19, 2024. Column (c) represents total Class A Shares approved to be issued under the 2021 Equity Incentive Plan of 101,230,522 reduced by 29,107,582 RSUs outstanding, 2,892,248 Class A Shares issued in respect to RSUs that have vested, and 51,459,390 for the Incentive Units outstanding, as Incentive Units reduce the number of Class A Shares available to be issued under the 2021 Equity Incentive Plan by a factor of 1.25 under the terms of the 2021 Equity Incentive Plan.
Vote Required for Approval
Approval of this proposal will require the affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the vote.
Recommendation of the Board
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PLAN AMENDMENT

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2025 ANNUAL MEETING
Stockholders may present proper nominations of candidates for director or other proposals for inclusion in the Company’s proxy statement and proxy card for consideration at the 2025 Annual Meeting of Stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a-8(e) of the Exchange Act, applicable state law and the Organizational Documents.
Deadlines for Submitting Stockholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card
To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder’s proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting. Accordingly, a stockholder’s proposal must be received no later than December 27, 2024, in order to be included in the Company’s proxy statement and proxy card for the 2025 Annual Meeting.
Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company’s Annual Meeting
In order to timely submit notice of a stockholder’s nomination of a candidate for director or other proposal for consideration at the 2025 Annual Meeting, under our amended and restated bylaws, the stockholder must deliver such proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no earlier than December 27, 2024, and no later than the close of business on January 26, 2025, in order to be considered at the 2025 Annual Meeting. In order to be considered timely, such notice shall be delivered to the Secretary at the principal executive office of the Company and shall set forth all information required under Section 2.12 of Article II of our amended and restated bylaws.
In addition to satisfying the requirements of our amended and restated bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

ANNUAL REPORT AVAILABLE
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, containing audited financial statements accompanies this proxy statement.
Along with this proxy statement, the Company will provide to each stockholder a copy (without exhibits, unless otherwise requested) of its Annual Report on Form 10-K required to be filed with the SEC for the year ended December 31, 2023, free of charge upon written or oral request to the Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 37th Floor, New York, NY 10022, Telephone: (212) 419-3000. Copies of these documents may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year a number of brokers with account holders who are the Company’s stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to the Company’s Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 37th Floor, New York, NY 10022, Telephone: (212) 419-3000. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 13, 2024: The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2023, are available at www.proxyvote.com.

COST OF PROXY STATEMENT
We will bear the cost of the solicitation of proxies on behalf of the Board. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

OTHER MATTERS
Interest of Certain Persons in Matters to be Acted Upon
Other than for any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director or associate of any of the foregoing in any matter to be acted upon at the Annual Meeting.
Other Matters to be Presented for Action at the Meeting
The Board is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.
You are cordially invited to attend the Annual Meeting electronically at www.virtualshareholdermeeting.com/OWL2024. Whether or not you plan to attend the Annual Meeting, you are requested to promptly fill out, sign, date and mail the enclosed proxy card or authorize your proxy by telephone or through the Internet as soon as possible. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2024, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
By Order of the Board of Directors,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board
New York, New York
April 26, 2024

Annex A
AMENDED AND RESTATED
BLUE OWL CAPITAL INC.
2021 OMNIBUS EQUITY INCENTIVE PLAN
Section 1. Purpose of Plan.
The purpose of the Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) is to provide an additional incentive to selected employees, directors and other service providers of the Company and its Subsidiaries or Affiliates (as hereinafter defined), whose contributions are integral to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts shall result in the long-term growth and profitability of the Company. In furtherance of these objectives, the Plan provides for the grant of Options, Share Appreciation Rights, Awards of Restricted Shares, Restricted Share Units, Performance Shares, unrestricted Shares, Blue Owl Operating Group Awards, Other Share-Based Awards and any combination of the foregoing.
Section 2. Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)“Administrator” means the Board or, if and to the extent the Board does not administer the Plan, the Committee, in accordance with Section 3 hereof.
(b)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no private fund (or similar vehicle) or business development company, nor any other account, fund, vehicle or other client advised or sub-advised by any Person or any such Person’s Affiliate or any portfolio company thereof shall be deemed to be an Affiliate of such Person (it being agreed that this Plan shall not apply to, or be binding on, any Persons described in this sentence).
(c) “Applicable Law” means any applicable law, including, without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; and (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign.
(d) “Award” means, individually or collectively, any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance Share, unrestricted Share, Blue Owl Operating Group Award or Other Share-Based Award granted under the Plan.
(e) “Award Agreement” means any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.
(f)A “Beneficial Owner” of a security is a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term “Beneficially Own” shall have a correlative meaning.
(g) “Blue Owl Carry” means Blue Owl Capital Carry LP, a Delaware limited partnership.
(h) “Blue Owl Carry LPA” means the Second Amended and Restated Limited Partnership Agreement of Blue Owl Carry, dated as of October 22, 2021 (as the same may be amended or otherwise modified from time to time).
(i) “Blue Owl Carry Unit” means a “Common Unit” as defined in the Blue Owl Carry LPA.

(j) “Blue Owl Common Unit Award” means an award described in Section 10(a).
(k) “Blue Owl Holdings” means Blue Owl Capital Holdings LP, a Delaware limited partnership.
(l) “Blue Owl Holdings LPA” means the Second Amended and Restated Limited Partnership Agreement of Blue Owl Holdings, dated as of October 22, 2021 (as the same may be amended or otherwise modified from time to time).
(m) “Blue Owl Holdings Unit” means a “Common Unit” as defined in the Blue Owl Holdings LPA.
(n)“Blue Owl Incentive Unit” means an award described in Section 10(b).
(o) “Blue Owl LPAs” means the Blue Owl Carry LPA and the Blue Owl Holdings LPA, collectively.
(p) “Blue Owl Operating Group Award” means any award described in Article X.
(q) “Blue Owl Operating Group Unit” means one Blue Owl Carry Unit and one Blue Owl Holdings Unit, collectively.
(r) “Blue Owl Partnerships” means Blue Owl Carry and Blue Owl Holdings, collectively.
(s)“Board” means the Board of Directors of the Company or any committee or subcommittee thereof that has been delegated, to the fullest extent permitted by law, the full power and authority of the Board of Directors of the Company.
(t)“Cause” means, unless otherwise provided in an applicable Award Agreement: (i) “cause” as defined in the employment agreement, offer letter, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award; and (ii) in the case where there is no such agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement in effect, but it does not define “cause” (or words of like import)), the Participant’s Termination of Service due to any of the Participant’s: (1) indictment for, conviction of, or plea of guilty or no contest or similar plea with respect to, any felony or any crime of moral turpitude; (2) intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument, financial instrument or currency; (3) dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its Affiliates or the Participant’s engagement in conduct which is injurious to the Company or any of its Affiliates, monetarily, reputationally or otherwise; (4) intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company or any of its Affiliates; (5) breach of any material provision of an Award Agreement or any other agreement between the Participant and the Company or any of its Affiliates; (6) material violation of any written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or such Affiliate or the Participant’s non-adherence to policies and procedures or other applicable compliance manuals of the Company or any of its Affiliates; (7) taking of, or omission to take, any action that has caused or substantially contributed to a significant deterioration in the business or reputation of the Company or any of its Affiliates, or that was otherwise materially disruptive to the business or affairs of the Company or any of its Affiliates; (8) failure to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of the Participant’s death or Disability; (9) obtainment of any improper personal benefit as a result of a breach by the Participant of any covenant or agreement (including, without limitation, a breach by the Participant of the Company’s code of ethics or any Company policy); or (10) suspension or other disciplinary action against the Participant by an applicable regulatory authority; provided, however, that if a failure, breach, violation or action or omission described in any of clauses (4) to (8) is capable of being cured, the Participant has failed to do so after being given notice and a reasonable opportunity to cure, a determined in the Board’s discretion. As used in this definition, “material” means “more than de minimis.”
(u)“Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event (including, without limitation, a Change in Control), (ii) distribution (whether in the form of cash, shares or other property), share split or reverse share split,

(iii) combination or exchange of shares, (iv) other change in structure or (v) declaration of a distribution, which the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 hereof is appropriate.
(v)“Change in Control” shall have the meaning given in an Award Agreement or, if none, shall be deemed to occur if, following the Effective Date, and excluding the transaction pursuant to which the Company becomes a separate public corporation for the first time:
(i)a Person (other than an Excluded Person) acquires, in any single transaction or series of related transactions, more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company, other than pursuant to a transaction described in clause (iv) below that is not considered to be a Change in Control pursuant to such clause (iv); or
(ii)Continuing Directors shall, at any time, cease to constitute a majority of the Board; or
(iii)the consummation of the sale or other disposition, in any single transaction or series of related transactions, of assets representing more than seventy-five percent (75%) of all of the assets of the Company and its Subsidiaries (on a consolidated basis); or
(iv)there is consummated a merger, consolidation or share exchange of the Company with any other entity, or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect Subsidiary), other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation, or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, in substantially the same proportions as immediately before the relevant transaction, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date pursuant to express authorization by the Board) representing fifty percent (50%) or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities.
For purposes of this Plan, (I) the term “Continuing Director” means a member of the Board who either (x) was a member of the Board on the Effective Date or (y) subsequently became a Director of the Board and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Director then in office (excluding, however, a Director whose election, or nomination for election, occurred as the result of an actual or threatened proxy contest); (II) the term “Excluded Person” means (w) the Company or its Subsidiaries, (x) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its Subsidiaries, including, for the avoidance of doubt, one or more employee stock ownership plans, (y) an underwriter temporarily holding securities pursuant to an offering of such securities or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares; and (III) with respect to any Blue Owl Operating Group Award, the term “Company” shall be replaced with “Blue Owl Partnerships.”
Notwithstanding any other provision of this Plan to the contrary, with respect to an Award that constitutes “nonqualified deferred compensation” subject to the provisions of Code Section 409A, an event shall not be considered to be a Change of Control under this Plan for purposes of triggering payment of such Award, unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, within the meaning of Code Section 409A, and the Administrator may include such amended definition in the Award Agreement issued with respect to such Award.
(w)“Class A Shares” means the shares of Class A common stock of the Company and, in each case, any equity securities issued or issuable in exchange for or with respect to such Class A Shares (i) by way of a distribution, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization. For the avoidance of doubt, “Class A Shares” shall not include Blue Owl Operating Group Units.

(x)“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
(y)“Committee” means the Board or any committee or subcommittee of the Board that is delegated the power and authority of the Board or committee, as applicable, to administer the Plan from time to time. Unless otherwise determined by the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Class A Shares are listed. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Governing Documents, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or by unanimous written consent of the Committee’s members.
(z)“Company” means Blue Owl Capital Inc., a Delaware corporation, and any successors thereto or any continuation thereof.
(aa)     “Company Group” means the Company and each of its direct and indirect Subsidiaries.
(bb) “Consultant” means a consultant or advisor who is a natural person, engaged to render bona fide services to the Company or any Subsidiary or Affiliate thereof.
(cc) “Disabled” shall have the meaning provided under Section 409A(a)(2)(C) of the Code.
(dd) “Eligible Recipient” means an employee, director or any other individual engaged by the Company or any Subsidiary or Affiliate thereof (including Consultants), who has been selected as an eligible participant by the Administrator (and in respect of whom any reference to “employment” shall be interpreted as including a reference to the Eligible Recipient’s engagement by the Company or any Subsidiary or Affiliate thereof, in any capacity).
(ee) “Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
(ff) “Exercise Price” means the per share price (if any) at which a holder of an Award granted hereunder may purchase the Shares issuable upon exercise of such Award.
(gg) “Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder with respect to the Class A Shares, as of the applicable date and except as provided below, (i) the last sales price reported for the Class A Shares on the principal national securities exchange in the United States on which it is then traded, or (ii) if the Class A Shares not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Administrator or, if not a day on which the applicable market is open, the next day that it is open.
(hh) “Fund” means any pooled investment vehicle or similar entity sponsored or managed (directly or indirectly) by the Company or any of its Subsidiaries.
(ii) “Governing Documents” means the certificate of incorporation and bylaws of the Company, as in effect from time to time.
(jj) “Investment” means any investment (or similar term describing the results of the deployment of capital), as defined in the governing document of any Fund managed (directly or indirectly) by the Company or any of its Subsidiaries.

(kk) “Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated as of August 7, 2023, by and among the Company and the other parties specified therein (as the same may be amended or otherwise modified from time to time).
(ll) “ISO” means any Option intended to be, and designated as, an “incentive stock option” within the meaning of Code Section 422.
(mm) “Non-Employee Director” means a director or member of the Board who is not an employee of the Company.
(nn) “NQSO” means any Option that is not designated, or does not qualify, as an ISO.
(oo) “Option” means an option to purchase Class A Shares granted pursuant to Section 7 hereof.
(pp) “Other Share-Based Awards” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, restricted units, distribution equivalent rights or performance units, each of which may be subject to the attainment of performance goals or a period of continued employment or other terms or conditions as permitted under the Plan.
(qq) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 3 below, to receive an Award, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.
(rr) “Performance Shares” means Class A Shares that are subject to restrictions based upon the attainment of specified performance objectives granted pursuant to Section 9 below.
(ss) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, limited partnership, estate, trust, business association, organization, governmental entity or other entity.
(tt) “Plan” means this Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan, as the same may be amended, modified or supplemented from time to time.
(uu) “Portfolio Company” means any Person in which any Fund owns an Investment.
(vv) “Restricted Share Units” means the right to receive Class A Shares at the end of a specified period, or upon specified dates, granted pursuant to Section 9 below.
(ww) “Restricted Shares” means Class A Shares subject to certain restrictions granted pursuant to Section 9 below.
(xx) “SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
(yy) “Section 409A” means Section 409A of the Code and U.S. Department of Treasury regulations and interpretative guidance issued thereunder.
(zz) “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
(aaa) “Shares” means the Company’s Class A Shares (as specified in the applicable Award Agreement) reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security or Blue Owl Operating Group Units, as applicable. For the avoidance of doubt, one Blue Owl Carry Unit and one Blue Owl Holdings Unit shall collectively constitute one “Share” for purposes hereof.
(bbb) “Share Appreciation Right” means the right pursuant to an Award granted under Section 8 below to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Share

Appreciation Right or portion thereof is surrendered, of the Class A Shares covered by such right or such portion thereof, over (ii) the aggregate Exercise Price of such right or such portion thereof.
(ccc) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.
(ddd) “Ten Percent Stockholder” means a Person owning stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company Group.
(eee) “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Administrator, (i) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates; and (ii) a Participant employed by, or performing services for, an Affiliate that ceases to be an Affiliate shall be deemed to have incurred a Termination of Service, provided the Participant does not immediately thereafter become an employee or Consultant of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a Termination of Service, unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.
Section 3. Administration.
(a)The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).
(b)Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board and subject to the terms of the Investor Rights Agreement, shall have the power and authority, without limitation, to:
(i)select those Eligible Recipients who shall be Participants;
(ii)determine whether and to what extent Options, Share Appreciation Rights, Awards of Restricted Shares, Restricted Share Units, Performance Shares, unrestricted Shares, Blue Owl Operating Group Awards, Other Share-Based Awards or a combination of any of the foregoing are to be granted hereunder to Participants, provided that only employees of the Company Group may receive grants of ISOs;
(iii)determine the number of Shares to be covered by each Award granted hereunder;
(iv)determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Awards and Award Agreements (including, but not limited to, (1) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (2) the performance goals and periods applicable to Awards of Performance Shares, (3) the Exercise Price, if any, of Awards, (4) the vesting schedule (and, for unit Awards, Share issuance schedule) applicable to Awards, (5) the terms upon which Awards may be forfeited, (6) the number of Shares subject to Awards, (7) any amendments or modifications to the terms and conditions of outstanding Awards, including, but not limited to, reducing the Exercise Price of such Awards, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards and (8) any “black out” periods applicable to the exercise of Awards);
(v)determine the fair market value with respect to any Award;
(vi)determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting a Termination of Service for purposes of Options granted under the Plan;
(vii)adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(viii)construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan;
(ix)delegate its authority, in whole or in part, under this Section 3 to two or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Shares are listed;
(x)determine whether to require a Participant, as a condition of receiving any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Administrator, in its sole discretion, following the date of the acquisition of such Award or Shares; and
(xi)determine at any time whether, to what extent and under what circumstances and by what method or methods (including in the form of cash or other property) Awards may be settled by the Company or any of its Subsidiaries or Affiliates. In the event of such determination, references to the Company shall be deemed to be references to the applicable Subsidiary or Affiliate thereof for purposes of the Plan, as appropriate.
(c)All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary or Affiliate thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary or Affiliate thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.
Section 4. Shares Reserved for Issuance Under the Plan.
(a)Subject to Section 5 and Section 10(b) hereof, the aggregate number of Shares that may be issued or delivered with respect to Awards granted under the Plan shall not exceed 171,930,614 Shares, which number is subject to adjustment as provided herein (the “Share Limit”), all of which may be issued pursuant to the exercise of ISOs. The Share Limit shall be subject to an annual increase on January 1 of each calendar year beginning in 2025, and ending in and including 2034, equal to the positive difference, if any, of (i) 5% of the aggregate number of Class A Shares and shares of Class B common stock of the Company, in each case, outstanding on the last day of the immediately preceding fiscal year (assuming that all Blue Owl Operating Group Units have converted on a one-for-one basis into Class A Shares) minus (ii) the aggregate number of Shares that were available for the issuance of future Awards under the Plan on such last day of the immediately preceding fiscal year, unless the Administrator should decide to increase the number of Shares covered by the Plan by a lesser amount on any such date. Subject to Section 10(b) hereof, any Blue Owl Operating Group Units granted under the Plan shall, without duplication, (1) reduce the number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan on a one-for-one basis (i.e., each Blue Owl Operating Group Unit shall be treated as one Class A Share), and (2) shall be delivered, if applicable, in accordance with the Blue Owl LPAs. Any Award under the Plan settled in cash shall not be counted against the Share Limit. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (A) tendered in payment of an Option, (B) delivered or withheld by the Company to satisfy any tax withholding obligation or (C) subject to an Award that expires or is canceled, forfeited, surrendered, exchanged or terminated without issuance of the full number of Shares to which the Award related, provided that Shares recredited to the Share Limit pursuant to clauses (A) and (B) may not be issued pursuant to ISOs. Shares issued under the Plan may be, in whole or in part, authorized but unissued Shares, or Shares that shall have been or may be reacquired by the Company or an Affiliate or Subsidiary thereof in the open market, in private transactions or otherwise.
Section 5. Equitable Adjustments.
(a)In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner to be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding

Options and Share Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Shares subject to outstanding Awards of Restricted Shares, Restricted Share Units, Performance Shares, unrestricted Shares, Blue Owl Operating Group Awards or Other Share-Based Awards granted under the Plan, and (iv) annual Award limits or other value determinations or the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or vesting criteria with respect thereto) applicable to Shares subject to outstanding Awards; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Equitable substitutions or adjustments shall also be made if the Administrator determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding Award granted hereunder.
(b)Without limiting the generality of the foregoing, in connection with a Change in Capitalization (other than a Change in Control), the Administrator shall take such action as is necessary to adjust the outstanding Awards to reflect the Change in Capitalization, including, but not limited to, (i) the substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on or termination of Awards, or a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event), and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event, but for such cancellation, or for which vesting is accelerated by the Administrator in connection with such event) an amount equal to the value of such Awards, if any, as determined by the Administrator (which value, if applicable, may be based upon the price per Share received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or Share Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Administrator) of the Shares subject to such Option or Share Appreciation Right over the aggregate Exercise Price of such Option or Share Appreciation Right (it being understood that, in such event, any Option or Share Appreciation Right having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Shares, Restricted Share Units, Blue Owl Operating Group Awards or Other Share-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Share, Restricted Share Units, Blue Owl Operating Group Awards or Other Share-Based Awards prior to cancellation, or the underlying Shares in respect thereof. Payments pursuant to the foregoing Section 5(b)(ii) shall be made in cash or, in the sole discretion of the Administrator, in the form of such other consideration necessary for a Participant to receive property, cash or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price). Notwithstanding the foregoing, no such adjustment shall cause any Award that is subject to Section 409A to fail to comply with the requirements of such section, provided that under no circumstances shall the Company, the Administrator or any Affiliate or agent thereof have any liability to any Participant or associated Person as a result of any such failure. In connection with a Change in Control, the Administrator may take any of the foregoing actions. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.
(c)Notwithstanding the foregoing, no adjustment may be authorized pursuant to this Section 5 with respect to ISOs to the extent that such authority would cause this Plan to violate Code Section 422(b), unless otherwise determined by the Administrator.
Section 6. Eligibility.
The Administrator may, from time to time, select from among all Eligible Recipients those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall be consistent with the requirements of the Plan. No Eligible Recipient shall have any right to be granted an Award pursuant to the Plan.
Section 7. Options.
(a)General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its discretion, which Award Agreement shall set forth, among other things, whether the Option is an ISO (which is intended to meet the requirements of Code Section 422) or an NQSO (which does not meet and is not intended to meet the requirements of Code Section 422), the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder.

In all other respects, the terms of any Option intended to qualify as an ISO must comply with the provisions of Code Section 422.If an Option that is intended to be an ISO fails to qualify as such, for any reason, the Option shall automatically be treated as an NQSO to the extent of such failure. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.
(b)Exercise Price. The Exercise Price of Class A Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, provided that the Exercise Price of any Option shall not be less than 100% of the Fair Market Value of the Class A Shares on the date of grant unless the Participant is not subject to Section 409A or the Option is otherwise designed to be compliant with Section 409A, provided, further, that the Exercise Price of any ISO granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the Class A Shares on the date of grant.
(c)Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted, and, in the case of an ISO granted to a Ten Percent Stockholder, no more than five (5) years after the date such ISO is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate.
(d)Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established corporate performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a Class A Share.
(e)Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Class A Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Class A Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Class A Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Class A Shares already owned by the Participant, which, (1) in the case of unrestricted Class A Shares acquired upon exercise of an Option, have been held by the Participant for such period as may be established from time to time by the Administrator in order to avoid adverse accounting treatment under applicable accounting principles, and (2) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Class A Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.
(f)Rights as Stockholder. A Participant shall have no rights to distributions or any other rights of a stockholder with respect to the Class A Shares subject to an Option until the Participant has given written notice of exercise, has paid in full for such Class A Shares, has satisfied the requirements of Section 14 hereof and, if requested, has given the representation described in paragraph (b) of Section 15 hereof or in the applicable Award Agreement.
(g)Transfers of Options. Except as otherwise determined by the Administrator, no Option granted under the Plan shall be transferable by a Participant other than by will or by the laws of descent and distribution. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative. The Administrator may, in its sole discretion, subject to applicable law, permit the gratuitous transfer during a Participant’s lifetime of an Option, (i) by gift to a member of the Participant’s immediate family, (ii) by transfer by instrument to a trust for the benefit of such immediate family members or (iii) to a partnership or limited liability company in which such family members are the only partners or members; provided, however, that, in addition to such other terms and conditions as the Administrator may determine in connection with any such transfer, no transferee may further assign, sell, hypothecate or otherwise transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution. Each permitted transferee shall agree to be bound by the provisions of this Plan and the applicable Award Agreement.
(h)ISO Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Class A Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year, under this Plan and/or any other stock option plan of the Company or any Subsidiary, exceeds $100,000, such Options shall be treated as NQSOs. In addition, if a Participant does not remain employed by the Company Group or its Affiliates at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an NQSO. Should any provision of this Plan not be necessary in order for an Option to qualify as an ISO, or should any additional provisions be required, the Administrator may amend this Plan (and, for the avoidance of doubt, any Award Agreement) accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
(i)Termination of Service.
(1)Unless the applicable Award Agreement provides otherwise, in the event that the Participant experiences a Termination of Service for any reason other than (i) by the Company for Cause or (ii) due to the Participant’s death or Disability, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such Termination of Service, on which date they shall expire; and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90)-day period described in this Section 7(i)(1) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90)-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(2)Unless the applicable Award Agreement provides otherwise, in the event that the Participant experiences a Termination of Service due to the Participant’s death or Disability, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire; and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(3)In the event that the Participant experiences a Termination of Service by the Company for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.
Section 8. Share Appreciation Rights.
(a)General. Share Appreciation Rights may be granted either alone (“Standalone Rights”) or in conjunction with all or part of any other Award granted under the Plan (“Tandem Rights”). Tandem Rights may be granted either at or after the time of the grant of such Award. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Class A Shares to be awarded, the price per Class A Share and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Tandem Right may be granted for more Class A Shares than are subject to the Award to which it relates and (unless the Participant is not subject to Section 409A or the Share Appreciation Right is otherwise designed to be compliant with Section 409A) any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of such Class A Shares on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.
(b)Awards. The prospective recipient of a Share Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Share Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.
(c)Exercisability.
(1)Share Appreciation Rights that are Standalone Rights (“Standalone Share Appreciation Rights”) shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.
(2)Share Appreciation Rights that are Tandem Rights (“Tandem Share Appreciation Rights”) shall be exercisable only at such time or times and to the extent that the Awards to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8.
(d)Payment Upon Exercise.
(1)Upon the exercise of a Standalone Share Appreciation Right, the Participant shall be entitled to receive up to, but not more than, that number of Class A Shares equal in value to the excess of the Fair Market Value of a Class A Share as of the date of exercise over the price per Class A Share specified in the Standalone Share Appreciation Right, multiplied by the number of Class A Shares in respect of which the Standalone Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment.
(2)A Tandem Right may be exercised by a Participant by surrendering the applicable portion of the related Award. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Class A Shares equal in value to the excess of the Fair Market Value of a Class A Share as of the date of exercise over the Exercise Price specified for the related Award (which price shall be no less than 100% of the Fair Market Value of such Class A Share on the date of grant unless the Participant is not subject to Section 409A or the Tandem Right is otherwise designed to be compliant with Section 409A) multiplied by the number of Class A Shares in respect of which the Tandem Share Appreciation Right is being exercised, with the Administrator having the right to determine the form of payment. Awards that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Tandem Rights have been so exercised.
(3)Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Class A Shares and cash).
(e)Non-Transferability.
(1)Standalone Share Appreciation Rights shall be transferable only when and to the extent that an Option would be transferable under Section 7 of the Plan.
(2)Tandem Share Appreciation Rights shall be transferable only when and to the extent that the underlying Award would be transferable, if it were an Option, under Section 7 of the Plan.
(f)Termination of Service.
(1)In the event a Participant who has been granted one or more Standalone Share Appreciation Rights incurs a Termination of Service, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.
(2)In the event a Participant who has been granted one or more Tandem Share Appreciation Rights incurs a Termination of Service, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement for the Award to which the Tandem Share Appreciation Right relates.
(g)Term.

(1)The term of each Standalone Share Appreciation Right shall be fixed by the Administrator, but no Standalone Share Appreciation Right shall be exercisable more than ten (10) years after the date such right is granted.
(2)The term of each Tandem Share Appreciation Right shall be the term of the Award to which it relates, but no Tandem Share Appreciation Right shall be exercisable more than ten (10) years after the date such right is granted.
Section 9. Restricted Shares, Restricted Share Units and Performance Shares.
(a)General. Awards of Restricted Shares, Restricted Share Units or Performance Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Awards of Restricted Shares, Restricted Share Units or Performance Shares shall be made; the number of Class A Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares, Restricted Share Units or Performance Shares; the “Restricted Period” (as defined in the applicable Award Agreement), if any, applicable to Awards of Restricted Shares or Restricted Share Units; the performance objectives or criteria applicable to Awards of Restricted Shares, Restricted Share Units or Performance Shares; and all other conditions of Awards of Restricted Shares, Restricted Share Units and Performance Shares. The Administrator may also condition the grant of the award of Restricted Shares, Restricted Share Units or Performance Shares upon the exercise of Options, or upon such other criteria as the Administrator may determine, in its sole discretion. Unless the applicable Award Agreement provides otherwise, if the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares, Restricted Share Units or Performance Shares. The provisions of Awards of Restricted Shares, Restricted Share Units or Performance Shares need not be the same with respect to each Participant.
(b)Awards and Certificates. The prospective recipient of Awards of Restricted Shares, Restricted Share Units or Performance Shares shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided below in this Section 9, (i) each Participant who is granted an Award of Restricted Shares or Performance Shares shall be issued a certificate in respect of such Restricted Shares or Performance Shares (or such other appropriate evidence of ownership, including book entry, as determined by the Administrator), and (ii) such certificate (or other evidence of ownership) shall be registered in the name of the Participant, and, if appropriate, shall bear a legend referring to the terms, conditions and restrictions applicable to any such Award.
(1)The Company may require that any certificates evidencing Restricted Shares or Performance Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Shares or Performance Shares, the Participant shall have delivered a power of attorney, endorsed in blank, relating to the Class A Shares covered by such Award.
(2)With respect to Awards of Restricted Share Units, at such times as are indicated in the applicable Award Agreement, certificates (or such other appropriate evidence of ownership, including book entry, as determined by the Administrator) in respect of such Restricted Share Units shall be delivered to the Participant, or his legal representative, in a number equal to the number of Class A Shares the Participant is entitled to be issued pursuant to the terms of the Award Agreement.
(c)Restrictions and Conditions. Awards of Restricted Shares, Restricted Share Units and Performance Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:
(1)Subject to the provisions of the Plan and except as otherwise provided in the Award Agreement governing any such Award, during such period as may be set by the Administrator commencing on the date of grant, the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares, Restricted Share Units or Performance Shares awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the

Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s Termination of Service and the Participant’s death or Disability.
(2)Except as otherwise provided in the applicable Award Agreement, the Participant shall generally not have the rights of a stockholder with respect to Class A Shares subject to Awards of Restricted Share Units until such Class A Shares are issued in accordance with the terms of the Award Agreement. Except as may be provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares or Performance Shares; provided, however, that unless otherwise provided in the Award Agreement, the Participant shall not have rights to any distributions declared on unvested Restricted Shares or Performance Shares.
(3)The rights of a Participant, upon termination during the Restricted Period of employment or service as a director or Consultant to the Company, or to any Subsidiary or Affiliate thereof, in respect of Awards of Restricted Shares, Restricted Share Units or Performance Shares granted to such Participant, shall be set forth in the Award Agreement or another authorized written instrument and subject to the Plan.
Section 10. Blue Owl Operating Group Awards.
(a)Blue Owl Common Unit Awards. Blue Owl Common Unit Awards shall be awards designed as either fully vested or restricted Blue Owl Operating Group Units. The Committee is authorized to grant Blue Owl Common Unit Awards to Eligible Recipients under the terms and conditions determined by the Committee in its discretion, subject to any restrictions on Blue Owl Operating Group Units generally within the Blue Owl LPAs.
(b)Blue Owl Incentive Units. A Blue Owl Incentive Unit shall be designed as a “profits interest” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43. Each Blue Owl Incentive Unit will entitle the holder thereof to receive distributions from the Blue Owl Partnerships in accordance with the terms of the Blue Owl LPAs. The Committee will establish the terms and conditions applicable to the Blue Owl Incentive Units, including vesting or service requirements, subject to any terms or restrictions in the Blue Owl LPAs. Each individual Blue Owl Incentive Unit (consisting of one Class P Unit of Blue Owl Holdings (as defined in the Blue Owl Holdings LPA) and one Class P Unit of Blue Owl Carry (as defined in the Blue Owl Carry LPA)), shall be counted against the number of Shares on a one to one basis for purposes of calculating the Share Limit, provided that, each Blue Owl Incentive Unit issued prior to the Effective Date shall be counted against the number of Shares on a 1.25 to one basis.
(c)Blue Owl Operating Group Awards Generally. The Committee is authorized, subject to limitations under applicable law, to grant other types of equity-based, equity-related or cash-based Awards valued in whole or in part by reference to, or otherwise calculated by reference to or based on, Blue Owl Operating Group Units, in such amounts and subject to such terms and conditions as the Committee may determine (which shall be “Blue Owl Operating Group Awards” for purposes hereof). Blue Owl Operating Group Awards may entail the transfer of Class A Shares or Blue Owl Operating Group Units to Award recipients. Blue Owl Operating Group Awards may be in the same form as Awards that are permitted to be granted under the Plan generally with respect to Class A Shares (with the exception of ISOs), with all references to Class A Shares replaced with references to the Blue Owl Operating Group Units and all other definitions modified, if necessary for the context, to reflect the Blue Owl Partnerships rather than the Company. In addition to any Award Agreement governing a Blue Owl Operating Group Award, the Committee may require that a recipient of a Blue Owl Operating Group Award execute additional documentation to become a partner of the Blue Owl Partnerships, subject to the terms and requirements of the Blue Owl LPAs. Blue Owl Incentive Units and Blue Owl Common Unit Awards described above will be deemed to be “Blue Owl Operating Group Awards” for purposes of the Plan. Notwithstanding anything to the contrary within the Plan or in any Award Agreement that governs a Blue Owl Operating Group Award, the terms and conditions of all Blue Owl Operating Group Awards shall be designed to comply with the Blue Owl LPAs, and to the extent that there is any inconsistency with the Blue Owl LPAs within the Plan or the Award Agreement governing any Blue Owl Operating Group Award, the terms of the Blue Owl LPAs (as applicable) shall control.
(d)Transfers. Notwithstanding anything to the contrary in this Plan, all transfers of Blue Owl Operating Group Units shall also be subject to the restrictions contained in the Blue Owl LPAs (as applicable).

Section 11. Other Share-Based Awards.
(a)The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement, including, but not limited to, Awards of restricted units and unrestricted Shares and Awards that are valued in whole or in part by reference to Shares, including Awards valued by reference to book value, fair value or performance of an Affiliate or Subsidiary, or other interests, including distribution equivalent rights and performance units of any of the foregoing. Other Share-Based Awards may be granted as free-standing Awards or in tandem with other Awards under the Plan. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any performance goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action. The Administrator may, in its sole discretion, settle such Other Share-Based Awards for cash or other property as appropriate. The provisions of Other Share-Based Awards need not be the same with respect to each Participant.
(b)Subject to the provisions of the Plan and except as otherwise provided in the Award Agreement governing any such Award, during such period as may be set by the Administrator commencing on the date of grant, the Participant shall not be permitted to sell, transfer, pledge or assign any Other Share-Based Awards awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance-related goals, the Participant’s Termination of Service or the Participant’s death or Disability.
Section 12. Amendment and Termination; Clawback.
Subject to the terms of the Investor Rights Agreement, the Board may amend, alter or terminate the Plan, but, subject to Sections 5 and 18 of the Plan, no amendment, alteration or termination shall be made that would materially impair the rights of a Participant under any Award theretofore granted without the Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Class A Shares are listed or other law, in each case, to the extent applicable. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Sections 5 and 18, no such amendment shall materially impair the rights of any Participant without his or her consent. Notwithstanding the foregoing, a Participant’s consent shall not be required to the extent the Administrator, in its sole discretion, determines that an amendment, alteration or termination of the Plan or an Award is required or advisable (a) in order for the Company, the Plan or the Award to satisfy any law or regulation, to meet the requirements of any accounting standard or to correct an administrative error, or to reflect or give effect to a change in law, or (b) to ensure compliance with the Exchange Act or another applicable law, or any rules or regulations promulgated thereunder. Any Awards granted pursuant to this Plan, and any Shares issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.
Section 13. Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
Section 14. Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes subject to tax for U.S. federal, state or local income or other tax purposes and/or for any non-U.S. tax purposes, pay to the Company or any of its Subsidiaries or Affiliates (as determined by the Administrator), or make arrangements satisfactory to the Administrator regarding payment of, any taxes of any kind required by law to be withheld or accounted for by the Company or any of its Subsidiaries or Affiliates with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company or its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company or its Subsidiaries or Affiliates shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements (or local taxes required to be accounted for by the Company or its Subsidiaries or Affiliates) related thereto. Whenever Shares are to be delivered pursuant to an Award or taxes otherwise become due with respect to an Award, the Company shall have the right to require the Participant to remit to the Company or its Subsidiaries or Affiliates in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements (or local taxes required to be accounted for by the Company or its Subsidiaries or Affiliates) related thereto. In addition, the Company or its Subsidiaries or Affiliates, may elect to satisfy the foregoing requirement by withholding from delivery Shares having a value equal to not more than the amount of tax permitted to be withheld or paid without triggering liability accounting or other adverse accounting treatment under applicable accounting standards (or, with the approval of the Administrator, (i) such method as may be elected by a Participant who is not subject to Section 16 of the Exchange Act, or (ii) a Participant may deliver already owned unrestricted Shares). Such shares shall be valued at their fair market value on the date that the amount of tax to be withheld or paid is determined. Solely for this purpose, fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company, its Subsidiaries or Affiliates may also use any other method or procedure of obtaining the necessary payment or proceeds, as permitted by law, to satisfy their withholding or other tax obligations with respect to any Option or other Award and the Participant shall comply with any reasonable requests made by the Company, its Subsidiaries or Affiliates to complete and execute documentation necessary to implement such method or procedure.
Section 15. General Provisions.
(a)Compliance with Law. Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant rules and provisions of law, including, without limitation, the Securities Act, the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the requirements of any stock exchange upon which the Shares may then be listed, and the requirements for the treatment intended by the Company under applicable accounting rules, and shall be further subject to the approval of the Administrator with respect to such compliance. The Company shall be under no obligation to register the Shares pursuant to the Securities Act or any other federal or state securities laws. Any disposition of Shares received pursuant to an Award shall be subject to compliance with the foregoing rules, requirements and laws, as determined by the Administrator.
(b)Legending and Other Considerations. The Administrator may require each Person acquiring Shares to represent to and agree with the Company in writing that such Person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Administrator deems appropriate to reflect any restrictions on transfer which the Administrator determines, in its sole discretion, arise under applicable securities laws or are otherwise applicable. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the Shares may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
(c)Lock-Up Agreements. The Administrator may require a Participant receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to enter into a stockholder agreement or “lock-up” agreement in such form as the Board or the Committee shall determine is necessary or desirable to further the Company’s interests.
(d)No Right to Continued Service. The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary or Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.
(e)Governing Law; Venue; Waiver of Jury Trial. The Plan and all Awards shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. The agreed venue and method for resolving disputes relating to an Award Agreement or the Plan shall be as set forth in the applicable Award Agreement, or in the absence of such provision, as applies to disputes relating to or arising out of the Participant’s service with the Company and its Affiliates, including the termination thereof. Unless otherwise specifically provided by explicit reference to the jury waiver provision in this Section 15(e) in an applicable Award

Agreement, each Participant, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT THE PARTICIPANT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THE PLAN OR ANY AWARD AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THE COMPANY OR ANY OF ITS AFFILIATES OR THE PARTICIPANT MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTICIPANT, ON THE OTHER HAND, IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THE PLAN OR ANY AWARD AGREEMENT, AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(f)Certain Changes in Employment Status. Subject to the terms of this Plan, unless otherwise specifically provided in the applicable Award Agreement or otherwise, an Award (including an Option) shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of a Participant, in the sole discretion of the Administrator. The Administrator shall follow applicable written policies (if any) of the Company, its Subsidiaries or Affiliates, including such rules, guidelines and practices as may be adopted pursuant to Section 3 hereof, as they may be in effect from time to time, with regard to such matters.
(g)Notices. All notices, requests, consents and other communications with respect to the Plan or any Award Agreement to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 15(g)) or by a nationally recognized overnight courier. If to the Company, such notice shall be sent to Blue Owl Capital Inc., Attention: General Counsel, 399 Park Avenue, 37th Floor New York, NY 10022. If to a Participant, such notice shall be delivered by hand or sent to the last home address of such Participant on file with the Company.
(h)Regional Variation. The Administrator reserves the right to authorize the establishment of, and to grant Awards pursuant to, annexes, sub-plans or other supplementary documentation as the Administrator deems appropriate in light of local laws, rules and customs.
(i)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Award by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. Each Participant, by accepting an Award, thereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
(j)Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants subject to Section 16 will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 15(j), such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.
(k)Severability. If any provision of the Plan or an Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
(l)Headings. The headings in the Plan and any Award Agreement are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof or thereof.
Section 16. Effective Date.
The Plan shall become effective on the date that it is approved by the stockholders of the Company (the “Effective Date”) in accordance with the requirements of the laws of the State of Delaware.

Section 17. Term of Plan.
No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date. Subject to the terms of the Investor Rights Agreement, the Board may suspend or terminate the Plan at any earlier date pursuant to Section 12 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
Section 18. Section 409A.
To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. The Company shall have no liability to any Eligible Recipient, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator or the Company, and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Eligible Recipients and not with the Company. Notwithstanding anything to the contrary in this Plan or any Award Agreement, if a Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant and (ii) the date of the Participant’s death, solely to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and all remaining payments and benefits due under this Plan or any Award Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
Section 19. Set-Off.
Unless otherwise expressly provided in an agreement between a Participant and the Company or an Affiliate, to the extent permitted by Section 409A, the Company or any Affiliate, as applicable, shall have the right to offset against any amount owed to a Participant any amounts that are due by such Participant to the Company or any Affiliate but unpaid.
Section 20. Data Privacy.
(a)For Participants who reside in the European Union or are associated with an Affiliate established in the European Union, the Company processes personal data in association with such Participants’ participation in the Plan as described in the European Union privacy notice in effect under the Plan from time to time, which notice is available upon request from the Company’s human capital department.
(b)For other Participants, and to the extent permitted by law, as a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 20 by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. This paragraph (b) applies to such other Participants. The Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). To the extent permitted by law, the Company and its Affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Affiliates may each further transfer the Data to any third parties assisting the Company and its Affiliates in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. To the extent permitted by law, through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Affiliates or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human capital representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact the Company’s human capital department.
[END OF PLAN]

BLUE OWL

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V44292-P05552

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLUE OWL CAPITAL INC.

The Board of Directors recommends you vote FOR each of the director nominees in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Andrew S. Komaroff	☐	☐	☐
1b. Douglas I. Ostrover	☐	☐	☐
1c. Stacy Polley	☐	☐	☐
1d. Marc Zahr	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2:

The Board of Directors recommends you vote FOR Proposal 3:

Note: The proxies are authorized to vote and otherwise represent the Shareholder(s) on such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V44293-P05552

BLUE OWL CAPITAL INC.
Annual Meeting of Shareholders
June 13, 2024 9:30 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Marc Lipschultz, Alan Kirshenbaum and Neena Reddy, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Class A Shares, Class C Shares, and Class D Shares of BLUE OWL CAPITAL INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held by live audio webcast at 9:30 AM, ET on June 13, 2024, at www.virtualshareholdermeeting.com/OWL2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Your vote is important. Please vote immediately.

Continued and to be signed on reverse side